Exhibit 10.3
AMENDMENT NO. 4 TO CREDIT AND GUARANTY AGREEMENT
     AMENDMENT NO. 4 TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”), is dated as of May 12, 2006 (the “Fourth Amendment Effective Date”), among KRATON Polymers LLC, a Delaware limited liability company (“Company”), each of the Guarantors listed on the signature pages hereto, the Lenders party hereto, and UBS AG, Stamford Branch (“UBS”), as administrative agent and collateral agent (“Agent”).
RECITALS
     WHEREAS, Company, the Guarantors, the Lenders, Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Lead Arrangers, and UBS, as Agent, entered into the Credit and Guaranty Agreement dated as of December 23, 2003 (as amended pursuant to that certain Amendment No. 1 to Credit and Guaranty Agreement dated as of March 4, 2004, that certain Amendment No. 2 to Credit and Guaranty Agreement dated as of October 21, 2004 and that certain Amendment No. 3 to Credit and Guaranty Agreement dated as of February 16, 2006, and as further amended, restated supplemented or otherwise modified from time to time, the “Existing Credit Agreement”).
     WHEREAS, Company has requested that the Existing Credit Agreement be amended to, among other things, provide for new term loans (the “New Term Loans”). The cash proceeds of any such New Term Loans will be used solely (a) to repay in full the outstanding principal amount of, and accrued interest on, all Existing Term Loans of Existing Term Loan Lenders as of the Fourth Amendment Effective Date, (b) to repurchase (the “Repurchase”) all or a portion of the Holdings Notes and (c) for other general corporate purposes. Company has appointed GSCP to act as sole lead arranger and sole bookrunner for this Amendment.
     WHEREAS, each existing Lender with an outstanding Term Loan (an “Existing Term Loan Lender”) that executes and delivers a signature page to this Amendment specifically in the capacity of a “Continuing Lender” (a “Continuing Lender”) will be deemed upon the Fourth Amendment Effective Date to have agreed to the terms of this Amendment and to have made a commitment to make New Term Loans in an aggregate principal amount up to, but not in excess of, the aggregate principal amount of such Existing Term Loan Lender’s outstanding Term Loans immediately prior to the Fourth Amendment Effective Date (“Existing Term Loans”). Each Existing Term Loan Lender that executes and delivers this Amendment solely in the capacity as an Existing Term Loan Lender and not specifically as a Continuing Lender shall be deemed to have agreed to this Amendment and the issuance of New Term Loans hereunder, but will not be deemed by virtue of such execution and delivery to have undertaken any commitment to make New Term Loans.
     WHEREAS, each Person (other than a Continuing Lender in its capacity as such) that agrees to make New Term Loans (an “Additional Lender”) will, on the Fourth Amendment Effective Date, make such New Term Loans to Company in the manner contemplated by Section 2.1(a) of the Amended Credit Agreement (as defined below) and in such amounts as set forth on Schedule A hereto.
     WHEREAS, the Requisite Lenders are willing to effect such amendment (and the other amendments set forth herein), and the Continuing Lenders and the Additional Lenders are willing to make New Term Loans as contemplated hereby, in each case on the terms and subject to the conditions as more particularly set forth in the Amended Credit Agreement.

     WHEREAS, attached hereto as Exhibit A is a conformed copy of the Existing Credit Agreement which contains all of the specific modifications, amendments and supplements necessary or desirable in connection with the New Term Loans and certain other amendments requested by Company (including the schedules and exhibits thereto, the “Amended Credit Agreement”).
     WHEREAS, Company has requested that the Agent be given the authority, at any time prior to the Revolving Commitment Termination Date, by the lenders holding Revolving Commitments to make such modifications to the Amended Credit Agreement to increase the Revolving Commitments by up to $20,000,000.
     WHEREAS, Company has requested that the Existing Credit Agreement be amended to extend the Revolving Commitment Termination Date until May 12, 2011.
     NOW, THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     Section 1. Definitions. Unless otherwise expressly defined herein, all capitalized terms used herein and defined in the Amended Credit Agreement shall be used herein as so defined.
     Section 2. Amendments to the Existing Credit Agreement. The Existing Credit Agreement is hereby amended and modified from and after the Fourth Amendment Effective Date as reflected in the Amended Credit Agreement. Any provision of the Existing Credit Agreement which is different from that set forth in the Amended Credit Agreement shall be superseded in all respects by the provisions of the Amended Credit Agreement.
     Section 3. Increase in Revolving Commitments; Consent to Extension of Revolving Commitment Termination Date. (a) Subject to the satisfaction of the conditions set forth in Section 4, each Lender holding Revolving Commitments that is a party hereto hereby authorizes the Agent to increase at the request of the Company, without any further consent from such Lender, at any one time (including the Fourth Amendment Effective Date) until the Revolving Commitment Termination Date and pursuant to documentation satisfactory to the Agent and the Company, existing Revolving Loan Commitments under the Amended Credit Agreement such that the aggregate principal amount of all Revolving Loan Commitments shall not exceed $80,000,000 (the “New Revolving Loan Commitments”), and such additional amount may be subscribed to by Eligible Assignees (such Eligible Assignees, “New Revolving Loan Lenders”) as determined by the Agent in consultation with the Company. For the avoidance of doubt, each Lender holding Revolving Commitments that is a party hereto is not committing by its signature hereto to increase its Revolving Commitment. Each Lender holding Revolving Commitments that is a party hereto hereby agrees to assign to each of the New Revolving Loan Lenders, and documentation with respect to the increase in Revolving Commitments shall provide that each of the New Revolving Loan Lenders shall agree to purchase from each Lender holding Revolving Commitments, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on the date of the increase in Revolving Commitments (the “Increased Amount Date”) as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments. On such Increased Amount Date, (i) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving

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Loan and (ii) each New Revolving Loan Lender, to the extent not already a Lender, shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto. The Agent shall notify the Lenders holding Revolving Commitments promptly upon the increase in Revolving Commitments set forth above.
     (b) Subject to the satisfaction of the conditions set forth in Section 4, each Lender holding Revolving Commitments that is a party hereto hereby grants its consent in its capacity as a Revolving Lender to the extension of the Revolving Commitment Termination Date to May 12, 2011 as provided in the Amended Credit Agreement.
     Section 4. Conditions Precedent. This Amendment shall become effective upon (a) satisfaction of each of the conditions precedent set forth in Sections 3.2 and 3.3 of the Amended Credit Agreement and (b) only with respect to the change to the definition of Revolving Commitment Termination Date in the Amended Credit Agreement, upon the receipt of the consent of each of the Lenders holding Revolving Commitments (it being understood each Lender holding Revolving Commitments that is a party hereto has granted such consent in its capacity as a Revolving Lender pursuant to Section 3(b) hereof).
     Section 5. Designated Senior Debt. Each of the Company and the Guarantors party hereto that are “Guarantors” as such term is defined in the Senior Subordinated Notes Indenture hereby specifically designate the “Senior Debt” (as defined in the Indenture) incurred under the Existing Credit Agreement, this Amendment and the Amended Credit Agreement as “Designated Senior Debt” for purposes of the Senior Subordinated Notes Indenture.
     Section 6. Representations and Warranties.
     (a) Each Credit Party hereby represents and warrants to the Agents and the Lenders that, as of the date hereof and after giving effect to this Amendment, (i) all representations and warranties set forth in the Amended Credit Agreement and in any other Credit Document are true and correct in all material respects as if made again on and as of such date (except those, if any, which by their terms specifically relate only to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), (ii) no event shall have occurred and be continuing or would result from the making of the New Term Loans, the Repurchase or the Tender Offer that would constitute a Default or Event of Default, and (iii) the Amended Credit Agreement and all other Credit Documents are and remain legal, valid, binding and enforceable obligations of the Credit Parties in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).
     (b) Each Lender, by delivering its signature page to this Amendment and, if applicable, funding its New Term Loan on the Fourth Amendment Effective Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable, on the Fourth Amendment Effective Date.
     Section 7. Survival of Representations and Warranties. All representations and warranties made in this Amendment, the Amended Credit Agreement or any other Credit Document shall survive the execution and delivery of this Amendment, and no investigation by Agents or Lenders shall affect the representations and warranties or the right of Agents and Lenders to rely upon them. If any

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representation or warranty made in this Amendment or the Amended Credit Agreement is false in any material respect as of the date made or deemed made, then such shall constitute an Event of Default under the Amended Credit Agreement. The agreements of the Lenders set forth in Sections 2.17, 9.3(b) and 9.6 of the Amended Credit Agreement shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination thereof.
     Section 8. Reference to Agreement. Each of the Credit Documents, including the Amended Credit Agreement, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Amended Credit Agreement, are hereby amended so that any reference in such Credit Documents to the Credit Agreement, whether direct or indirect, shall mean a reference to the Amended Credit Agreement. This Amendment shall constitute a Credit Document under the Amended Credit Agreement.
     Section 9. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     Section 10. Execution. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment shall be binding upon each signatory hereto, its successors and assigns.
     Section 11. Limited Effect. This Amendment relates only to the specific matters expressly covered herein, shall not be considered to be a waiver of any rights or remedies any Lender may have under the Amended Credit Agreement or under any other Credit Document, and shall not be considered to create a course of dealing or to otherwise obligate in any respect any Lender to execute similar or other amendments or grant any waivers under the same or similar or other circumstances in the future.
     Section 12. Certain Waivers. Each of Company and Guarantors hereby agrees that neither the Agents nor any Lender shall be liable under a claim of, and hereby waives any claim against the Agents and the Lenders based on, lender liability (including, but not limited to, liability for breach of the implied covenant of good faith and fair dealing, fraud, negligence, conversion, misrepresentation, duress, control and interference, infliction of emotional distress and defamation and breach of fiduciary duties) as a result of this Amendment and any discussions or actions taken or not taken by the Agents or the Lenders on or before the date hereof or the discussions conducted in connection therewith, or any course of action taken by the Agents or any Lender in response thereto or arising therefrom; provided, that the foregoing waiver shall not include the waiver of any claims which are based on the gross negligence or willful misconduct of any Agent or any Lender or any of their respective agents. This Section 12 shall survive the execution and delivery of this Amendment and the termination of the Amended Credit Agreement.
[signature pages follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KRATON POLYMERS LLC

By:	/s/ Raymond K. Guba
Name: Raymond K. Guba
Title: Chief Financial Officer

GUARANTORS:

POLYMER HOLDINGS LLC
ELASTOMERS HOLDINGS LLC
KRATON POLYMERS U.S. LLC
KRATON POLYMERS CAPITAL CORPORATION

By:	/s/ Raymond K. Guba
Name: Raymond K. Guba
Title: Chief Financial Officer
Amendment No. 4 to Credit and Guaranty Agreement Signature Page

AGENT:

UBS AG, STAMFORD BRANCH

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director Banking Products Services, US
Amendment No. 4 to Credit and Guaranty Agreement Signature Page

Schedule A

Additional Lender	Amount of New Term Loans funded on Fourth Amendment Effective Date by Additional Lenders

Goldman Sachs Credit Partners L.P.	$129,557,102.53

Total:	$129,557,102.53

EXHIBIT A TO AMENDMENT NO. 4 TO
CREDIT AND GUARANTY AGREEMENT
CREDIT AND GUARANTY AGREEMENT
dated as of December 23, 2003
as amended as of March 4, 2004,
as further amended as of October 21, 2004,
as further amended as of February 16, 2006,
as further amended as of May 12, 2006
among
KRATON POLYMERS LLC,
as Borrower,
POLYMER HOLDINGS LLC and
CERTAIN SUBSIDIARIES OF KRATON POLYMERS LLC,
as Guarantors,
VARIOUS LENDERS,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Lead Arranger,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent,
UBS AG, STAMFORD BRANCH,
as Administrative Agent and Collateral Agent,
and
MORGAN STANLEY SENIOR FUNDING INC., CREDIT SUISSE, CAYMAN ISLANDS
BRANCH and GENERAL ELECTRIC CAPITAL CORPORATION,
as Documentation Agents

$445,000,000 Senior Secured Credit Facilities

APPENDICES:	A		Revolving Commitments
	B		Notice Addresses

SCHEDULES:	1.1		Certain Financial Definitions
	3.1(h	)(i)	Closing Date Mortgaged Properties
	4.1		Jurisdictions of Organization and Qualification
	4.2		Capital Stock and Ownership
	4.7	(a)	Certain Liabilities
	4.10		Certain Proceedings
	4.12	(a)	Owned Real Property
	4.12	(b)	Leased Real Property
	4.13		Certain Environmental Matters
	4.18		Certain Employee Matters
	4.19	(a)	Certain Employee Benefit Plans
	4.19	(b)	Certain Pension Plans
	4.22		Compliance with Statutes
	6.1	(b)	Existing Interco Indebtedness
	6.2		Certain Liens
	6.7		Certain Investments

EXHIBITS:	A-1		Funding Notice
	A-2		Conversion/Continuation Notice
	A-3		Issuance Notice
	B-1		New Term Loan Note
	B-2		Revolving Loan Note
	B-3		Swing Line Note
	C		Compliance Certificate
	D		Opinions of Counsel
	E		Assignment Agreement
	F		Certificate Re Non-bank Status
	G-1		Fourth Amendment Effective Date Certificate
	G-2		Fourth Amendment Effective Date Solvency Certificate
	H		Counterpart Agreement
	I		Pledge and Security Agreement
	J		Mortgage
	K		Landlord Waiver and Consent Agreement
	L		Interco Note
	M		Interco Subordination Agreement
	N		Mortgage Modification
	O		Reaffirmation Agreement

CREDIT AND GUARANTY AGREEMENT
     This CREDIT AND GUARANTY AGREEMENT, dated as of December 23, 2003, as amended by AMENDMENT NO. 1 TO CREDIT AND GUARANTY AGREEMENT, dated as of March 4, 2004, as further amended by AMENDMENT NO. 2 TO CREDIT AND GUARANTY AGREEMENT, dated as of October 21, 2004, and as further amended by AMENDMENT NO. 3 TO CREDIT AND GUARANTY AGREEMENT, dated as of February 16, 2006 (the Credit and Guaranty Agreement, together with Amendment No. 1 thereto, Amendment No. 2 thereto and Amendment No. 3 thereto, the “Existing Agreement”) and as further amended by Amendment No. 4 to Credit and Guaranty Agreement, dated as of May 12, 2006 (the “Amended Credit Agreement” or this “Agreement”) is entered into by and among KRATON POLYMERS LLC, a Delaware limited liability company (“Company”), as borrower, POLYMER HOLDINGS LLC, a Delaware limited liability company (“Holdings”) and CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as sole lead arranger and sole book runner (in such capacity, “Lead Arranger”), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, “Syndication Agent”), UBS AG, STAMFORD BRANCH (“UBS”), as administrative agent (together with its permitted successors in such capacity, “Administrative Agent”) and as collateral agent (together with its permitted successors in such capacity, “Collateral Agent”), and MORGAN STANLEY SENIOR FUNDING INC. (“Morgan Stanley”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“CS”) and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as documentation agents (“Documentation Agents”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, Company is the borrower under the Existing Agreement by and among Company, Holdings, certain Subsidiaries of Company as Guarantors, GSCP and UBS Securities LLC, as Lead Arrangers, GSCP, as Syndication Agent, UBS, as Administrative Agent and Collateral Agent, Morgan Stanley, CS and GECC, as Documentation Agents, and the Lenders party thereto.
     WHEREAS, Company has requested, and certain Lenders party to the Amended Credit Agreement have agreed, to borrow New Term Loans in an aggregate principal amount equal to $385,000,000. The proceeds of the New Term Loans will be used solely (i) to repay in full the outstanding principal amount of, and accrued interest on, as of the Fourth Amendment Effective Date all Existing Term Loans of Existing Term Loan Lenders, (ii) to repurchase (the “Repurchase”) all or a portion of the Holdings Notes and (iii) for other general corporate purposes; and
     WHEREAS, Company has requested, and Requisite Lenders have agreed, to enter into this Agreement, to amend the Existing Agreement in accordance with Section 10.5 thereof, effective as of the Fourth Amendment Effective Date upon satisfaction or waiver of the conditions precedent set forth in Sections 3.2 and 3.3.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “Acquired Business” means Company and its Subsidiaries.
          “Acquisition” means the acquisition by Polymer Acquisition LLC of the Acquired Business by reverse merger pursuant to the Merger Agreement.
          “Additional Lender” means each Person (other than a Continuing Lender in its capacity as such) that agrees to make New Term Loans to Company on the Fourth Amendment Effective Date.
          “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds of $5,000,000 or more with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
          “Administrative Agent” as defined in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.
          “Affected Lender” as defined in Section 2.18(b).
          “Affected Loans” as defined in Section 2.18(b).

          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided that clause (i) shall not apply to the use of the term “Affiliate” in the definition of “Sponsor.”
          “Agent” means each of the Lead Arrangers, Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agents.
          “Aggregate Amounts Due” as defined in Section 2.17.
          “Aggregate Payments” as defined in Section 7.2.
          “Agreement” means this Credit and Guaranty Agreement, dated as of December 23, 2003, as it may be amended, supplemented or otherwise modified from time to time.
          “Applicable Margin’’ means (i) with respect to Revolving Loans that are Eurodollar Rate Loans, (a) from the Closing Date until the date of the first Interest Period occurring after the date of delivery of the Compliance Certificate and the financial statements for the first full Fiscal Quarter ending after the Closing Date, a percentage, per annum, determined by reference to the following table as if the Leverage Ratio then in effect were in excess of 4.00:1.00; and (b) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Applicable Margin
Leverage	for Eurodollar Rate Revolving
Ratio	Loans
> 4.00:1.00	2.50%
≥ 4.00:1.00	2.25%
≥ 3.50:1.00
< 3.50:1.00	2.00%
and (ii) with respect to Swing Line Loans and Revolving Loans that are Base Rate Loans, an amount equal to (a) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum. No change in the Applicable Margin shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(c) calculating the Leverage Ratio. At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(c), the Applicable Margin shall be determined as if the Leverage Ratio were in excess of 4.00:1.00. Promptly upon receipt of the applicable information under Section 5.1(c), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.

          “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
          “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), and (ii) sales of other assets for aggregate consideration of less than $5,000,000 with respect to any transaction or series of related transactions and less than $10,000,000 in aggregate during any Fiscal Year.
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

          “Brazilian Guaranty” means the guaranty obligations of KRATON Polymers do Brasil in favor of Unibanco under the Paulina Accounts Receivable Discount transactions entered into as of October 2003 in an amount not to exceed $2,000,000.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Capital Stock” means any and all shares, limited liability company interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “Cash” means money, currency or a credit balance in any demand or Deposit Account.
          “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) Indebtedness issued by Persons with a rating of at least A from S&P or at least A2 from Moody’s with maturities of 12 months or less from the date of acquisition.
          “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.
          “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Holdings of any Capital Stock in Company (other than the Permitted Option to the extent held by Sponsor); (b) prior to an IPO, the failure by Sponsor to both own and retain the right to vote, directly or indirectly, beneficially and of record, Capital Stock in Holdings representing greater than 51% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Capital Stock in Holdings; (c) after an IPO, (i) the failure by Sponsor to both own and retain the right to vote, directly or indirectly, beneficially and of record, Capital Stock in Holdings representing at least 35% of each of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock in Holdings and (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), of Capital Stock in Holdings representing an equal or greater percentage of the aggregate ordinary voting power than owned, directly or indirectly, beneficially and of record, by Sponsor; (d) occupation of a majority of the seats (other than vacant seats) on the governing body of Holdings by Persons who were neither (i) nominated by the governing body of Holdings nor (ii) appointed by directors so nominated; or (e) the occurrence of a “change of control” or other similar event set forth in the Senior Subordinated Notes Documents.
          “Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure and (b) Lenders having Revolving Exposure (including each Swing Line Lender), and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) Revolving Loans (including Swing Line Loans).
          “Closing Date” means December 23, 2003.
          “Closing Date Mortgaged Property” as defined in Section 3.1(h)(i).
          “Closing Date Working Capital Adjustment” means the excess of Company’s Cash and Cash Equivalents balances as of the Closing Date over $15,000,000, provided that the Closing Date Working Capital Adjustment shall not exceed $18,000,000.
          “Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
          “Collateral Agent” as defined in the preamble hereto.
          “Collateral Documents” means the Pledge and Security Agreement, the Reaffirmation Agreement, any Landlord Personal Property Collateral Access Agreements entered into after the Closing Date, the Mortgages, the Mortgage Modifications and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
          “Collateral Questionnaire” means a certificate in form satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
          “Commitment” means any Revolving Commitment or Term Loan Commitment.
          “Company” as defined in the preamble hereto.

          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
          “Consolidated Adjusted EBITDA” means, for any four consecutive Fiscal Quarter period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to Consolidated Net Income (i) plus the sum, without duplication and to the extent deducted in determining such Consolidated Net Income, of the amounts for such period of: (a) Consolidated Interest Expense; (b) consolidated income tax expense; (c) consolidated depreciation expense; (d) consolidated amortization expense; (e) up to $2,000,000 in Subordinated Management Fees plus reasonable out-of-pocket expenses incurred pursuant to the Management Services Agreement; (f) actual plant turnaround costs and expenses (such amount not to exceed $6,000,000); (g) Transaction Costs paid or payable in Cash (including, without limitation, retention payments paid as an incentive to retained employees in connection with the Transactions); (h) other non-Cash items reducing Consolidated Net Income (including, without limitation, such reductions in respect of the non-recurring write-up of inventory or any other assets from the application of purchase accounting in connection with any transactions and excluding any such non-Cash item to the extent representing an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period); (i) any non-recurring out-of-pocket expenses or charges relating to any offering of Capital Stock by Company or any Parent Company, any Asset Sale, Investment or Permitted Acquisition made by Company or any of its Subsidiaries, or any Indebtedness incurred by Company or any of its Subsidiaries (in each case, whether or not successful) in an aggregate amount not to exceed $3,000,000; (j) Specified Severance-Related Restructuring Charges for such period; (k) Specified Other Restructuring Charges for such period; (l) Specified Cost Savings for such period; (m) any costs and expenses described in Schedule 1.1 hereto in an amount not to exceed $3,000,000; and (ii) minus, without duplication, other non-Cash items increasing Consolidated Net Income (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period). Notwithstanding the foregoing, for any period of four consecutive Fiscal Quarters ended on or prior to September 30, 2004, Consolidated Adjusted EBITDA shall be deemed to be the Consolidated Adjusted EBITDA of Company and its Subsidiaries (or their respective predecessor entities) for such period determined on a consolidated basis in accordance with GAAP, except that Consolidated Adjusted EBITDA for each of the Fiscal Quarters ended at December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 shall be as set forth on Schedule 1.1.
          “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.
          “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash. Notwithstanding the foregoing, for any period of four consecutive Fiscal Quarters ended on or prior to September 30, 2004, Consolidated Cash Interest Expense shall be deemed to be the Consolidated Cash Interest Expense of Company and its Subsidiaries (or their respective predecessor entities) for such period determined on a consolidated basis, except that Consolidated Cash Interest Expense for the Fiscal Quarters ended at December 31, 2002 through December 31, 2003 shall be as set forth on Schedule 1.1.
          “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income (which may be a negative number), (b) all non-Cash items (including depreciation, amortization, non-Cash interest and the net amount of non-Cash losses on the disposition of property (other than sales of inventory in the ordinary course of business)) to extent deducted in calculating Consolidated Net Income (other than any such non-Cash items to the extent representing an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), and (c) the amount, if any, by which Net Working Capital decreased during such period minus (ii) the sum, without duplication, of the amounts for such period of (a) non-Cash gains and credits to extent added in calculating Consolidated Net Income (other than any such non-Cash item to the extent representing the reversal of an accrual or reserve for potential Cash items in any future period), (b) the amount, if any, by which Net Working Capital increased during such period, (c) (x) scheduled repayments of principal or repurchases of Consolidated Total Debt to the extent financed with internally generated cash flow (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), together with any prepayment fees accompanying such prepayments, divided by (y) the Prepayment Percentage, (d) Consolidated Capital Expenditures to the extent financed with internally generated cash flow, (e) permitted payments under Sections 6.5(d), (e), (f) and (g) to Holdings to the extent not deducted in calculating Consolidated Net Income, (f) to the extent not deducted in calculating Consolidated Net Income, taxes paid in cash by Company and its Subsidiaries (including distributions by Company in respect of taxes paid by Holdings to the extent not included in clause (e) above) on a consolidated basis during such period or that will be paid within six months after the close of such period (provided that any amount so deducted that will be paid after the close of such period shall not be deducted again in a subsequent period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries, (g) payments made in Cash or Cash Equivalents by Company and its Subsidiaries in respect of Permitted Acquisitions and other Investments permitted by Section 6.7, in each case, to the extent financed with internally generated cash flow (excluding Investments in Cash or Cash Equivalents) to the extent not deducted in calculating Consolidated Net Income, (h) payments made in Cash or Cash Equivalents by Company and its Subsidiaries in respect of pension funding obligations to the extent not deducted in calculating Consolidated Net Income, (i) payments made in Cash or Cash Equivalents by Company and its Subsidiaries in respect of penalties, make-wholes and premiums required in connection with the prepayment of Indebtedness to the extent not deducted in calculating Consolidated Net Income, and (j) other expenditures made in Cash or Cash Equivalents permitted by this Agreement (excluding expenditures permitted by Section 6.5(h)) by Company and its Subsidiaries to the extent not deducted in calculating Consolidated Net Income.
          “Consolidated Interest Expense” means, for any period, total interest expense (including, without limitation, that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.11(d) payable on or before the Fourth Amendment Effective Date. Notwithstanding the foregoing, for any period of four consecutive Fiscal Quarters ended on or prior to September 30, 2004, Consolidated Interest Expense shall be deemed to be the Consolidated Interest Expense of Company and its Subsidiaries (or their respective predecessor entities) for such period determined on a consolidated basis, except that Consolidated Interest Expense for the Fiscal Quarters ended at December 31, 2002 through December 31, 2003 shall be as set forth on Schedule 1.1.
          “Consolidated Net Income” means, for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a

Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any after tax net extraordinary gains or net extraordinary losses.
          “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
          “Continuing Lenders” means those Lenders under the Existing Credit Agreement immediately prior to the Fourth Amendment Effective Date that execute and deliver a signature page to the Fourth Amendment specifically in the capacity of a “Continuing Lender”.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.9.
          “Credit Date” means the date of a Credit Extension.
          “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by Company in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.
          “Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.
          “Credit Party” means Holdings, Company and any Domestic Subsidiary of Company from time to time party to a Credit Document; provided that solely with respect to Section 6 hereof, the term “Credit Party” shall not include Holdings.

          “Cure Amount” as defined in Section 6.8(e).
          “Cure Right” as defined in Section 6.8(e).
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
          “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
          “Defaulting Lender” as defined in Section 2.22.
          “Defaulted Loan” as defined in Section 2.22.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Documentation Agents” as defined in the preamble hereto.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Earnout Payment” means any amount payable pursuant to Section 5.15 of the Merger Agreement.

          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Affiliate of Holdings and no Sponsor shall be an Eligible Assignee.
          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates; provided, however, that in the case of any “Employee Benefit Plan” that is sponsored, maintained or contributed to by, or required to be contributed to by the ERISA Affiliates of Holdings or its Subsidiaries and not by Holdings or any of its Subsidiaries, the term shall mean only those Employee Benefit Plans with respect to which Holdings or any of its Subsidiaries is reasonably likely to have any statutory or contractual liability.
          “Environmental Claim” means any investigation, notice, notice of violation, claim, action, cause of action, suit, proceeding, demand, investigation, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person alleging liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any actual or alleged impact on human health or the environment arising out of or related to either any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) pursuant to any Environmental Law or violation thereof in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
          “Environmental Laws” means any and all foreign or domestic, federal, state or provincial (or any subdivision of either of them), statutes, ordinances, common law, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or safety, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.
          “Equity Financing” as defined in 3.1(d).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
          “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which is reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
          “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
          “Event of Default” means each of the conditions or events set forth in Section 8.1.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Excluded Event” as defined in Section 3.1(t).
          “Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under that certain Credit Agreement, dated as of February 28, 2001, among Company, Ripplewood Chemical Holding LLC, the lenders party thereto and The Chase Manhattan Bank, as amended through the Closing Date; (ii) Indebtedness and other obligations outstanding under that certain Securities Purchase Agreement, dated as of February 28, 2001, among Ripplewood Chemical Holding LLC, RK Polymers LLC, RK Polymers Capital Corporation and the purchasers named therein, as amended through the Closing Date; and (iii) the Brazilian Guaranty.
          “Existing Term Loan” means a term loan made to Company pursuant to this Agreement in existence immediately prior to the Fourth Amendment Effective Date.
          “Existing Term Loan Commitment” means the commitment of an Existing Term Loan Lender to make or otherwise fund an Existing Term Loan pursuant to Section 2.1(a) of the Existing Credit Agreement on the Closing Date, and “New Term Loan Commitments” means such commitments of all such Lenders in the aggregate.
          “Existing Term Loan Lender” means a Lender who funded or made an Existing Term Loan.
          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “Fair Share” as defined in Section 7.2.
          “Fair Share Shortfall” as defined in Section 7.2.
          “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject (in the case of unaudited financial statements) to changes resulting from audit and normal year-end adjustments.
          “Financial Performance Covenants” means the covenants of Company and its Subsidiaries set forth in Section 6.8(a) and Section 6.8(b).
          “Financial Plan” as defined in Section 5.1(h).
          “Financing Transactions” means, in connection with the Acquisition, (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the borrowing of the Loans and the use of the proceeds thereof, (b) the execution, delivery and performance by each Credit Party of the Senior Subordinated Notes Documents to which it is a party, the issuance of the Senior Subordinated Notes and the use of the proceeds thereof, (c) the Equity Financing and (d) the Payoff.
          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Liens.
          “Fiscal Month” means a fiscal month of any Fiscal Year.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.
          “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Lenders, and located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency.
          “Foreign Jurisdiction Deposit” means a deposit or Guaranty incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “Fourth Amendment” means Amendment No. 4 to Credit and Guaranty Agreement, dated as of May 12, 2006.
          “Fourth Amendment Effective Date” means May 12, 2006.
          “Fourth Amendment Effective Date Certificate” means a Fourth Amendment Effective Date Certificate substantially in the form of Exhibit G-1.
          “Fourth Amendment Effective Date Solvency Certificate” means a Fourth Amendment Effective Date Solvency Certificate substantially in the form of Exhibit G-2.
          “Funding Default” as defined in Section 2.22.
          “Funding Guarantors” as defined in Section 7.2.

          “Funding Notice” means a notice substantially in the form of Exhibit A-1.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States of America generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “GSCP” as defined in the preamble hereto.
          “Grantor” as defined in the Pledge and Security Agreement.
          “Guaranteed Obligations” as defined in Section 7.1.
          “Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than the Company and Polymer Holdings Capital Corporation).
          “Guarantor Subsidiary” means each Guarantor other than Holdings.
          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Hazardous Materials” means any chemical, pollutant, contaminant, waste, material or substance identified, defined, included or regulated under any Environmental Law, including, without limitation, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus or mold.
          “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, distribution, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action, remedial action or response action with respect to any of the foregoing.
          “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Company and its Subsidiaries, for Fiscal Years 2000, January – February 2001, March – December 2001 and 2002, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years and (ii) unaudited financial statements of Company and its Subsidiaries as at the Fiscal Quarter ending September 30, 2003, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Quarter and the nine-month period ending on such date, and, in the case of clauses (i) and (ii), including any notes thereto, certified by the chief financial officer of Company that they fairly present, in all material respects, the consolidated financial condition of Company and its Subsidiaries as at the dates indicated and the results of their consolidated operations and their consolidated cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Holdings” as defined in the preamble hereto.
          “Holdings Notes” means Holdings’ senior discount notes due 2014, and any registered notes issued by Holdings in exchange for, and as contemplated by, any such notes with substantially identical terms as such notes.
          “Holdings Notes Indenture” means the indenture relating to the Holdings Notes.
          “Increased-Cost Lenders” as defined in Section 2.23.
          “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is properly classified as a liability on a balance sheet in conformity with GAAP; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, valued at the lesser of (a) the current fair market value of the encumbered property or (b) the principal amount of the indebtedness secured thereby; (vi) the face amount of any standby letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness referred in clauses (i) through (vi) above; (viii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (viii), the primary purpose or intent thereof is as described in clause (vii) above; and (ix) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes;

provided, (A) in no event shall obligations with respect to any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose except as provided in the following clause (B), (B) all Indebtedness referred to in the preceding clause (A) of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case, for purposes of Section 8.1(b), the amount of such Indebtedness shall be the termination payment due thereunder by such Person, and (C) Indebtedness shall not include trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any Hazardous Materials Activity, or any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response, corrective or remedial action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (ii) any pollution or threat to human health or the environment or any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries, and whether or not included, incorporated or referenced in any schedule or exhibit to this agreement.
          “Indemnitee” as defined in Section 10.3.
          “Infineum Agreement” means the Amended and Restated Belpre Facility Sharing and Operating Agreement, dated as of July 1, 1999, as amended or modified through the Closing Date, between Infineum USA LP and Kraton Polymers U.S. LLC.
          “Installment” as defined in Section 2.12(a).
          “Installment Date” as defined in Section 2.12(a).
          “Intercompany Indebtedness” as defined in Section 6.1(b).
          “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter Period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter Period.
          “Interest Payment Date” means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
          “Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three-, six-, nine-, or twelve months (in the case of nine- or twelve-months, to the extent available to all applicable Lenders), as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Closing Date and from time to time hereafter, and any successor statute.
          “Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Company or a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Company or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than Company or any Guarantor Subsidiary), including all Indebtedness. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
          “IPO” means a bona fide underwritten initial public offering of voting common stock of a Parent Company as a direct result of which at least 10% of the aggregate voting common stock of such Parent Company (calculated on a fully diluted basis after giving effect to all options to acquire voting common stock of such Parent Company then outstanding, regardless of whether such options are then currently exercisable) is beneficially owned by Persons other than the Sponsor, such Parent Company and their respective Affiliates (including, in the case of such Parent Company, all directors, officers and employees of such Parent Company, Company and any Subsidiary of such Parent Company).

          “Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.
          “Issuing Bank” means UBS as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.
          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
          “Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Lead Arrangers.
          “Lead Arrangers” as defined in the preamble hereto.
          “Leasehold Property” means any individual leasehold interest of any Credit Party or its Subsidiaries as lessee or sublessee under any lease or sublease of real property.
          “Lender” and “Lenders” means (a) prior to the Fourth Amendment Effective Date, each financial institution listed on the signature pages hereto as a Lender, (b) effective as of the Fourth Amendment Effective Date, the Persons signing the Fourth Amendment as either a Continuing Lender or an Additional Lender and (c) any other Person that becomes a party hereto pursuant to an Assignment Agreement; provided that the term “Lenders”, when used in the context of a particular Commitment shall mean the Lenders having that Commitment.
          “Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with the Collateral Agent in form and substance satisfactory to the Collateral Agent and Company.
          “Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.
          “Letter of Credit Sublimit” means the lesser of (i) $15,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.
          “Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Company.
          “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter).

          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “Loan” means a Term Loan, a Revolving Loan or a Swing Line Loan.
          “Management Services Agreement” means the Management Services Agreement as in effect on the date of this Agreement, among TPG Gen Par III, L.P., TPG Gen Par IV, L.P., J.P. Morgan Partners (BHCA), L.P. and Company.
          “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
          “Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
          “Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.
          “Material Real Estate Asset” means (a) all Owned Real Property acquired by a Credit Party after the Closing Date with a purchase price in excess of $5,000,000 and (b) all Leasehold Properties acquired by a Credit Party after the Closing Date other than those with respect to which the aggregate payments under the term of the lease are less than $1,000,000 per annum (or, in the case of office space, less than $2,000,000 per annum).
          “Measurement Period” means any four Fiscal Quarter period used to measure compliance with a Financial Performance Covenant.
          “Merger Agreement” means the Agreement and Plan of Merger, dated as of November 5, 2003, by and among Ripplewood Chemical Holding LLC, Company, Holdings (f/k/a TPG Polymer Holdings LLC) and TPG Polymer Acquisition LLC, as amended and restated as of December 23, 2003.
          “Moody’s” means Moody’s Investor Services, Inc.
          “Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.
          “Mortgage Modification” means a modification agreement substantially in the form of Exhibit N with respect to each Mortgage in effect on the Fourth Amendment Effective Date, which will be executed by each Credit Party that executed a Mortgage on or prior to the Fourth Amendment Effective Date.

          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) taxes paid or payable as a result of such Asset Sale (including taxes resulting from the transfer of the proceeds of such Asset Sale to Company), (x) by Company and the Subsidiaries and (y) an amount equal to the increase in the amount of Restricted Junior Payments related to Taxes attributable to such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that no Net Asset Sale Proceeds shall be deemed to result from any net proceeds of an Asset Sale by a Foreign Subsidiary that are subject under applicable law to restrictions on repatriation to Company for so long as such proceeds are subject to such restrictions and to the extent commercially reasonable efforts are being made by the applicable Credit Parties to make such repatriation to Company (including the application of Intercompany Indebtedness relating thereto).
          “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets, including, in each case, costs of the type specified in clauses (a), (b) and (c) of the definition of Net Asset Sale Proceeds and subject to the proviso contained therein.
          “Net Working Capital” means, as of any date, (a) the consolidated current assets (excluding deferred tax assets and the non recurring write-up of inventory or other assets resulting from the application of purchase accounting in connection with any transaction) of Company and its Subsidiaries as of such date (excluding Cash and Cash Equivalents) minus (b) the consolidated current liabilities (excluding deferred tax liabilities and changes in current liabilities resulting from cost reduction efforts to the extent such costs (i) are paid for in Cash within six months from the date such costs were first booked and (ii) do not reduce Consolidated Excess Cash Flow in the period of such Cash payment) of Company and its Subsidiaries as of such date. Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
          “New Term Loan” means a term loan made to Company on the Fourth Amendment Effective Date pursuant to Section 2.1(a) of this Agreement, as amended by the Fourth Amendment.

          “New Term Loan Commitment” means the commitment of a Lender, if any, to make or otherwise fund a New Term Loan hereunder pursuant to Section 2.1(a) of this Agreement, as amended by the Fourth Amendment, on the Fourth Amendment Effective Date; and “New Term Loan Commitments” means such commitments of all such Lenders in the aggregate. The amount of each Lender’s New Term Loan Commitment, if any, is on file with the Administrative Agent or contained in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the New Term Loan Commitments as of the Fourth Amendment Effective Date is $385,000,000.
          “New Term Loan Lender” means each Lender with a New Term Loan Commitment or with outstanding New Term Loans.
          “New Term Loan Note” means a promissory note in the form Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.
          “Non-US Lender” as defined in Section 2.20(c).
          “Note” means a New Term Loan Note, a Revolving Loan Note or a Swing Line Note.
          “Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.
          “Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement (including, without limitation, with respect to a Hedge Agreement, obligations owed thereunder to any Person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.
          “Obligee Guarantor” as defined in Section 7.7.
          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
          “Owned Real Property” as defined in Section 4.12(a).
          “Parent Company” means either of TJ Chemical Holdings LLC or Holdings.

          “Payoff” as defined in Section 3.1(f).
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Acquisition” means any acquisition by Company or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,
          (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
          (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
          (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be owned 100% by Company or a wholly owned Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.9 and/or 5.10, as applicable;
          (iv) Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.8(d));
          (v) The Chief Financial Officer of Company shall have delivered to Administrative Agent at least three Business Days prior to such proposed acquisition, (A) a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8, and (B) a certificate certifying that the unused and available portion of Revolving Commitments, together with Company’s Cash on hand and Cash Equivalents, will exceed $15,000,000 as of the date of the consummation of such acquisition, after giving effect thereto; and
          (vi) any Person or assets or division as acquired in accordance herewith shall be engaged in a Permitted Business.
          “Permitted Business” means any business engaged in by Company or any of its Subsidiaries on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Company and its Subsidiaries are engaged on the Closing Date, including without limitation, manufacturing styrenic block copolymers and other related activities in the elastomers business.

          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
          “Permitted Option” means an option granted by Holdings to Sponsor entitling Sponsor to purchase part or all of the Capital Stock of Company, which option shall be subject and subordinate to the Pledge and Security Agreement and shall not be transferable without the consent of the Requisite Lenders.
          “Permitted Refinancing” means extensions, renewals, refinancings or replacements of any Indebtedness provided that such extensions, renewals, refinancings or replacements (i) are on terms and conditions (including the terms and conditions of any guarantees of or other credit support for such Indebtedness) not materially less favorable taken as a whole to Company and its Subsidiaries, the Agents or the Lenders than the terms and conditions of the Indebtedness being extended, renewed, refinanced or replaced, (ii) do not add as an obligor any Person that would not have been an obligor under the Indebtedness being extended, renewed replaced or refinanced, (iii) do not result in a greater principal amount or shorter remaining average life to maturity than the Indebtedness being extended, renewed replaced or refinanced, (iv) are not effected at any time when a Default or Event of Default has occurred and is continuing or would result therefrom and (v) are secured (if the related initial Indebtedness was secured) by only the assets securing the related initial Indebtedness.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Company and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.
          “Post-Subject Transaction Period” means, with respect to any Subject Transaction, the period beginning on the date such Subject Transaction is consummated and ending on the last day of the sixth full consecutive Fiscal Quarter immediately following the date on which such Subject Transaction is consummated.
          “Prepayment Percentage” means 75%; provided, that, with respect to each Fiscal Year ending on or after December 31, 2004, the Prepayment Percentage shall be reduced to 50% if the Leverage Ratio as of the last day of such Fiscal Year is not greater than 3.5 to 1.0.
          “Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

          “Pro Forma Balance Sheets” means the pro forma consolidated and consolidating balance sheets of Company and its Subsidiaries as at the Closing Date, reflecting the consummation of the Acquisition, the related financings and the other transactions contemplated by the Credit Documents.
          “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders and (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.
          “Reaffirmation Agreement” means a Reaffirmation Agreement substantially in the form of Exhibit O to be executed by Company and each Guarantor on the Fourth Amendment Effective Date, as it may be amended, supplemented or otherwise modified from time to time.
          “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
          “Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).
          “Register” as defined in Section 2.7(b).
          “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Reimbursement Date” as defined in Section 2.4(d).
          “Related Agreements” means, collectively, the Merger Agreement, the Senior Subordinated Notes Documents, the Management Services Agreement and the Permitted Option.
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, vessels, containers or other closed receptacles), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
          “Replacement Lender” as defined in Section 2.23.
          “Repurchase” as defined in the recitals hereto.

          “Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Term Loan Exposure, Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders and (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders,.
          “Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders and (ii) the aggregate Revolving Exposure of all Lenders.
          “Restricted Junior Payment” means (i) any dividend or other distribution on account of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock or in rights, warrants or options to purchase shares of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding; (iv) management or similar fees payable to Sponsor and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, repurchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.
          “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $60,000,000.
          “Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
          “Revolving Commitment Termination Date” means the earliest to occur of (i) May 12, 2011, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.
          “Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

          “Revolving Loan” means a Loan made by a Lender to Company pursuant to Section 2.2(a) and/or 2.22.
          “Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
          “Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Seller” as defined in the recitals hereto.
          “Senior Subordinated Indenture” means the indenture relating to the Senior Subordinated Notes.
          “Senior Subordinated Notes” means Company’s 8 1/8% unsecured senior subordinated notes due 2013, issued pursuant to the Senior Subordinated Indenture and any registered notes issued by Company in exchange for, and as contemplated by, any such notes with substantially identical terms as such notes.
          “Senior Subordinated Notes Documents” means the Senior Subordinated Notes, the Senior Subordinated Indenture, any registration rights agreement relating to the Senior Subordinated Notes and all other documents executed and delivered with respect to any of the foregoing, in each case, as amended, supplemented or otherwise modified in accordance with this Agreement.
          “Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections delivered to the Lenders or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).
          “Specified Cost Savings” means, for purposes of calculating Consolidated Adjusted EBITDA for any specified period, the amount of cost savings in respect of cost reduction efforts, calculated on a pro forma basis as though such cost savings had been achieved on the first day of such period, pursuant to specific actions taken during such period minus the amount of actual benefits realized for such period from such actions (provided that (1) the amount of cost savings added pursuant to clause (l) of the definition of Consolidated Adjusted EBITDA shall not exceed $10,000,000 during such period, (2) no amount shall be added pursuant to clause (l) of the definition of Consolidated Adjusted EBITDA to the extent any expenses or charges relating to such cost savings are added back pursuant to clause (j) or clause (k) of the definition of Consolidated Adjusted EBITDA with respect to such period and (3) any such cost savings shall be certified to the Lead Arrangers in writing in reasonable detail by the chief financial officer of Company and, if they exceed $2,000,000, by the governing body of Company).
          “Specified Other Restructuring Charges” means, for purposes of calculating Consolidated Adjusted EBITDA for any specified period, any non-recurring cash restructuring expenses or charges incurred on or after the Closing Date (other than those in respect of employee severance) relating to either the Acquisition or cost reduction efforts in an aggregate amount not to exceed the sum of (i) $5,000,000 plus (ii) the amount, if any, by which (A) $10,000,000 (or such lesser amount calculated pursuant to clause (y) of the proviso below) exceeds (B) the amount of any non-recurring cash restructuring expenses or charges incurred on or after the Closing Date (other than those in respect of employee severance) relating to either the Acquisition or cost reduction efforts during the eight consecutive full Fiscal Quarters (or such lesser number of full Fiscal Quarters since the Closing Date) immediately prior to such period; provided that (x) the aggregate amount added back pursuant to clause (k) of the definition of Consolidated Adjusted EBITDA plus the amount added back pursuant to clause (j) of the definition of Consolidated Adjusted EBITDA shall not exceed $15,000,000 for such period and (y) the maximum carry-over amount pursuant to clause (ii) above shall accumulate at the rate of $1,250,000 per fiscal quarter commencing with the Fiscal Quarter ending March 31, 2005.
          “Specified Severance-Related Restructuring Charges” means, for purposes of calculating Consolidated Adjusted EBITDA for any specified period, any non-recurring cash restructuring expenses or charges incurred on or after the Closing Date in respect of employee severance relating to either the Acquisition or cost reduction efforts in an aggregate amount not to exceed the sum of (i) $3,000,000 plus (ii) the amount, if any, by which (A) $6,000,000 (or such lesser amount calculated pursuant to clause (y) of the proviso below) exceeds (B) the amount of any non-recurring cash restructuring expenses or charges incurred on or after the Closing Date in respect of employee severance relating to either the Acquisition or cost reduction efforts during the eight consecutive full Fiscal Quarters (or such lesser number of full fiscal quarters since the Closing Date) immediately prior to such period; provided that (x) the aggregate amount added back pursuant to clause (j) of the definition of Consolidated Adjusted EBITDA plus the amount added back pursuant to clause (k) of the definition of Consolidated Adjusted EBITDA shall not exceed $15,000,000 for such period and (y) the maximum carry-over amount pursuant to clause (ii) above shall accumulate at the rate of $750,000 per Fiscal Quarter commencing with the fiscal quarter ending March 31, 2005.
          “Sponsor” means, collectively, TPG Partners III, L.P., TPG Partners IV, L.P., J.P. Morgan Partners, LLC and their respective Affiliates, Stephen M. Wood and his immediate family members.

          “Subject Transaction” means a Permitted Acquisition or an Asset Sale.
          “Subordinated Indebtedness” means the Senior Subordinated Notes and other subordinated Indebtedness, other than Intercompany Indebtedness, of Company or any of its Subsidiaries.
          “Subordinated Management Fees” means the management fees payable pursuant to the Management Services Agreement, which shall not be payable (1) at any time when an Event of Default in respect of payment obligations hereunder shall have occurred and is continuing (or would be caused by such payment) and (2) prior to the payment in full, in Cash, of all Obligations following the occurrence of, and during the continuance of, an Event of Default in Section 8.1(f) or Section 8.1(g) (relating to bankruptcy).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
          “Survey” means the survey of the Belpre, Ohio facility prepared by Bock and Clark and dated December 1, 2003.
          “Swing Line Lender” means UBS in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
          “Swing Line Loan” means a Loan made by Swing Line Lender to Company pursuant to Section 2.3.
          “Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.
          “Swing Line Sublimit” means the lesser of (i) $5,000,000 and (ii) the aggregate unused amount of Revolving Commitments then in effect.
          “Syndication Agent” as defined in the preamble hereto.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

          “Tender Offer” means the offer to purchase for Cash any and all outstanding Holdings Notes pursuant to the Tender Offer Documents.
          “Tender Offer Documents” means the Offer to Purchase and Consent Solicitation Statement, the Dealer Manager Agreement and the Consent and Letter of Transmittal each dated April 24, 2006.
          “Term Loan” means a New Term Loan.
          “Term Loan Commitment” means the New Term Loan Commitment of a Lender and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.
          “Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loan of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.
          “Term Loan Maturity Date” means the earlier of (i) the seventh anniversary of the Fourth Amendment Effective Date, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “Terminated Lender” as defined in Section 2.23.
          “Title Policy” as defined in Section 3.1(h)(iii).
          “Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.
          “Transaction Costs” means the fees, costs and expenses payable by Holdings, Company or any of Company’s Subsidiaries in connection with the Transactions.
          “Transactions” means the consummation of the Acquisition pursuant to the Related Agreements and the Financing Transactions.
          “Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.
          “UBS” as defined in the preamble hereto.
          “UBSS” as defined in the preamble hereto.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

          “Unadjusted Eurodollar Rate Component” means that component of the interest costs to Company in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
     1.4. Interrelationship with the Existing Agreement.
          (a) This Agreement is intended to incorporate certain amendments to the provisions of the Existing Credit Agreement and, except as expressly modified herein, (x) all of the terms and provisions of the Existing Credit Agreement shall continue to apply for the period prior to the Fourth Amendment Effective Date, including any determinations of payment dates, interest rates, compliance with covenants and other obligations, accuracy of representations and warranties, Events of Default or any amount that may be payable to the Administrative Agent or the Lenders (or their assignees or replacements hereunder), and (y) the obligations under the Existing Credit Agreement shall continue to be paid or prepaid on or prior to the Fourth Amendment Effective Date, and shall from and after the Fourth Amendment Effective Date continue to be owing and be subject to the terms of this Agreement. All references in the Notes and the other Credit Documents to (i) the “Credit Agreement” shall be deemed to include references to this Agreement and (ii) the “Lenders” or a “Lender” or to the “Administrative Agent” shall mean such terms as defined in this Agreement. As to all periods occurring on or after the Fourth Amendment Effective Date, all of the covenants set forth in the Existing Credit Agreement shall be of no further force and effect (with respect to such periods), it being understood that (x) all obligations of Holdings, Company and their Subsidiaries under the Existing Credit Agreement shall be governed by this Agreement from and after the Fourth Amendment Effective Date and (y) the terms, provisions and covenants contained in the Existing Credit Agreement shall continue to apply for all periods prior to the Fourth Amendment Effective Date, and the effectiveness of this Agreement shall not excuse or waive any failure to comply with any of the terms, provisions or covenants contained in the Existing Credit Agreement for any period prior to the Fourth Amendment Effective Date.
          (b) Company, Holdings, the Agents and the Lenders acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Existing Credit Agreement which remain unpaid and outstanding as of the

Fourth Amendment Effective Date shall be and remain outstanding and payable as an obligation under this Agreement and the other Credit Documents.
SECTION 2. LOANS AND LETTERS OF CREDIT
     2.1. Term Loan.
          (a) Loan Commitments. Subject to the terms and conditions hereof, each of the New Term Loan Lenders agrees, pursuant to the Fourth Amendment, to make on the Fourth Amendment Effective Date a New Term Loan in the amount equal to its New Term Loan Commitment; provided that each Continuing Lender having a New Term Loan Commitment shall make New Term Loans on the Fourth Amendment Effective Date by exchanging its Existing Term Loans for New Term Loans in the manner contemplated by this Section 2.1 and by the Fourth Amendment. Company may make only one borrowing under the New Term Loan Commitments which shall be made on the Fourth Amendment Effective Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the New Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s New Term Loan Commitment shall terminate immediately and without further action on the Fourth Amendment Effective Date after giving effect to the funding of such Lender’s New Term Loan Commitment on such date.
          (b) Borrowing Mechanics for Term Loans.
          (i) Company shall deliver to Administrative Agent a fully executed Funding Notice with respect to the Term Loans no later than 9:00 a.m. (New York City time) on the Fourth Amendment Effective Date. Promptly upon receipt by Administrative Agent of such Certificate, Administrative Agent shall notify each Lender of the proposed borrowing.
          (ii) Each Lender with a New Term Loan Commitment shall make its New Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Fourth Amendment Effective Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified in Section 3.3, Administrative Agent shall make the proceeds of the New Term Loans available to Company on the Fourth Amendment Effective Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Company.
          (iii) Notwithstanding anything to the contrary in the Existing Credit Agreement, the last day of each Interest Period with respect to any Existing Term Loans outstanding immediately prior to the Fourth Amendment Effective Date that are Eurodollar Loans shall be deemed to be the Fourth Amendment Effective Date. Accordingly, the Fourth Amendment Effective Date shall be an Interest Payment Date with respect to such Existing Term Loans. Each Existing Term Loan Lender having outstanding Existing Term Loans on the Fourth Amendment Effective Date hereby waives any amounts that would otherwise be due pursuant to Section 2.18(c) as a result of the operation of this Section 2.1(b)(iii).

     2.2. Revolving Loans.
          (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Company in the aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Revolving Loans.
          (i) Except pursuant to 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.
          (ii) Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Revolving Loan that is a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.
          (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Company.
          (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by Company.
     2.3. Swing Line Loans.

          (a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Company in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Swing Line Loans.
          (i) Each Swing Line Loan shall be made in an aggregate minimum amount of $250,000 and integral multiples of $250,000 in excess of that amount, and shall be due and payable upon the earlier of the date of prepayment pursuant to Section 2.3(b)(iv) or the date that is seven Business Days after the Swing Line Loan Credit Date.
          (ii) Whenever Company desires that Swing Line Lender make a Swing Line Loan, Company shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.
          (iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Company at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Company.
          (iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Company) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Company on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by the Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Company, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Company and shall be due under the Revolving Loan Note issued by Company to Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.
          (v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
          (vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a

Default or Event of Default or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and Company to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.
     2.4. Issuance of Letters of Credit and Purchase of Participations Therein.
          (a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Company in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (b) be issued if such commercial Letter of Credit is otherwise unacceptable to the Issuing Bank in its reasonable discretion. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit beyond the Revolving Commitment Termination Date; provided, further, that Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Company to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.
          (b) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).
          (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Company and Issuing Bank, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Company. Notwithstanding anything to the contrary contained in this Section 2.4(c), Company shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.
          (d) Reimbursement by Company of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Company and Administrative Agent, and Company shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Company intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

          (e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Company shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section 2.4(e) in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.
          (f) Obligations Absolute. The obligation of Company to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders having Revolving Exposure under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.
          (g) Indemnification. Without duplication of any obligation of Company under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Company hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
     2.5. Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.
     2.6. Use of Proceeds. The proceeds of the New Term Loans made on the Fourth Amendment Effective Date shall be applied by Company (a) to repay in full the outstanding principal amount of, and accrued interest on, all Existing Term Loans of Existing Term Loan Lenders as of the Fourth Amendment Effective Date, (b) to finance the Tender Offer (including related fees, commissions and expenses) and effect the Repurchase and (c) for other general corporate purposes. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by Company for working capital and general corporate purposes of Company and its Subsidiaries, including Permitted Acquisitions, provided, however, that in no event will the proceeds of Revolving Loans be used for the purposes of repurchasing Loans as permitted under Section 2.13 hereof. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.
     2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any Loan. Company hereby designates Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”
          (c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Fourth Amendment Effective Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Fourth Amendment Effective Date (or, if such notice is delivered after the Fourth Amendment Effective Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, Revolving Loan or Swing Line Loan, as the case may be.
     2.8. Interest on Loans.
          (a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
               (i) in the case of Revolving Loans:

                    (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
                    (2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;
               (ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin; and
               (iii) in the case of Term Loans:
                    (1) if a Base Rate Loan, at the Base Rate plus 1.00% per annum; or
                    (2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus 2.00% per annum.
          (b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/ Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
          (c) In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.
          (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
          (f) Company agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Company at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.
          (g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company.
     2.9. Conversion/Continuation.
          (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:
               (i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or

               (ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.
          (b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.
     2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
     2.11. Fees.
          (a) Company agrees to pay to Lenders having Revolving Exposure:
               (i) commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments, and (b) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2) 0.50% per annum; and
               (ii) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
          (b) Company agrees to pay directly to Issuing Bank, for its own account, the following fees:

               (i) a fronting fee equal to 0.25%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and
               (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
          (c) All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.
          (d) In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.
     2.12. Scheduled Payments. The principal amounts of the New Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing June 30, 2006:

Installment Date	Installment
June 30, 2006	$962,500
September 30, 2006	$962,500
December 31, 2006	$962,500
March 31, 2007	$962,500
June 30, 2007	$962,500
September 30, 2007	$962,500
December 31, 2007	$962,500
March 31, 2008	$962,500
June 30, 2008	$962,500
September 30, 2008	$962,500
December 31, 2008	$962,500
March 31, 2009	$962,500
June 30, 2009	$962,500
September 30, 2009	$962,500
December 31, 2009	$962,500
March 31, 2010	$962,500
June 30, 2010	$962,500
September 30, 2010	$962,500
December 31, 2010	$962,500

Installment Date	Installment
March 31, 2011	$962,500
June 30, 2011	$962,500
September 30, 2011	$962,500
December 31, 2011	$962,500
March 31, 2012	$962,500
June 30, 2012	$962,500
September 30, 2012	$90,234,375
December 31, 2012	$90,234,375
March 31, 2013	$90,234,375
Term Loan Maturity Date	$90,234,375
Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the New Term Loans, in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the New Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.
     2.13. Voluntary Prepayments/Commitment Reductions.
          (a) Voluntary Prepayments.
               (i) Any time and from time to time:
                    (1) with respect to Base Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount;
                    (2) with respect to Eurodollar Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount, provided, however, that if such Business Day is not an Interest Payment Date, Company will pay to any Lender any breakage costs incurred by such Lender with respect to such prepayment.
                    (3) with respect to Swing Line Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $250,000, and in integral multiples of $250,000 in excess of that amount.
               (ii) All such prepayments shall be made:

                    (1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;
                    (2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and
                    (3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;
in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.
          (b) Voluntary Commitment Reductions.
               (i) Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.
               (ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.
          (c) Certain Permitted Term Loan Repurchases.
               Notwithstanding anything to the contrary contained in this Section 2.13 or any other provision of this Agreement, so long as (i) there is no Default, (ii) there is no Event of Default and (iii) no Default or Event of Default would result therefrom, Company may repurchase outstanding Term Loans on the following basis:
                    (i) Company may repurchase all or any portion of the Term Loans of one or more Lenders pursuant to an Assignment Agreement, between Company and such Lender or Lenders in an aggregate principal amount not to exceed (y) 25% of the initial aggregate principal amount of Term Loans with respect to all such repurchases pursuant to this clause (i) and (z) $25,000,000 in any Fiscal Year; provided that, with respect to such repurchases, Company shall simultaneously provide a copy of such Assignment Agreement and any other agreements between Company and such Lender with respect to such repurchase to Lead Arrangers;
                    (ii) In addition, Company may make one or more offers (each, an “Offer”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”) of Lenders, provided, (A) Company delivers a notice of such Offer to Administrative Agent and all Lenders no later than 12:00 noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Offer indicating (1) the last date on which such Offer may be accepted, (2) the maximum dollar amount of the Offer, (3) the repurchase price per dollar of principal amount of such Offer Loans at which Company is willing to repurchase the Offer Loans and (4) the instructions, consistent with this Section 2.13(c) with respect to the Offer (which shall be reasonably acceptable to Company and the Lead Arrangers) that a Lender must follow in order to have its Offer Loans repurchased; (B) the maximum dollar amount of the Offer shall be no less than an aggregate of $1,000,000; (C) Company shall hold the Offer open for a minimum period of two Business Days; (D) a Lender who elects to participate in the Offer may choose to tender all or part of such Lender’s Offer Loans; and (E) the Offer shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with their Pro Rata Shares; provided, further that, if any Lender elects not to participate in the Offer, either in whole or in part, the amount of such Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans;
                    (iii) With respect to all repurchases made by Company pursuant to this Section 2.13(c), (A) Company shall pay all accrued and unpaid interest, if any, on the repurchased Term Loans to the date of repurchase of such Term Loans and (B) Company shall have provided to all Lenders all information that, together with any previously provided information, would satisfy the requirements of all applicable laws as if such offer was being made as of the date of such repurchase of Term Loans from a Lender and (C) such repurchases shall not be deemed to be voluntary prepayments pursuant to this Section 2.13, Section 2.15 or 2.16 hereunder except that the amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loan; and
                    (iv) Following repurchase by Company pursuant to this Section 2.13(c), the Term Loans so repurchased shall be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Company), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. Any payment made by Company in connection with a repurchase permitted by this Section 2.13(c) shall not be subject to the provisions of either Section 2.16(a) or Section 2.17. Failure by Company to make any payment to a Lender required by an agreement permitted by this Section 2.13(c) shall not constitute an Event of Default under Section 8.1(a).
Notwithstanding any of the provisions set forth in this Agreement to the contrary, Company, the Lenders and Agents hereby agree that nothing in this Agreement shall be understood to mean or suggest that the Term Loans constitute “securities” for purposes of either the Securities Act or the Exchange Act.
     2.14. Mandatory Prepayments/Commitment Reductions.
          (a) Asset Sales. No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within three hundred sixty five (365) days of receipt thereof in long-term productive assets of a Permitted Business; provided further, pending any such investment all such Net Asset Sale Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).
          (b) Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within three hundred sixty five (365) days of receipt thereof in long term productive assets of a Permitted Business, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).
          (c) Issuance of Equity Securities. On the third Business Day following receipt by any Parent Company of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, any Parent Company (other than from Sponsor, Holdings or any other Credit Party, or pursuant to any employee stock or stock option compensation plan), Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to 50% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided, during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Leverage Ratio) shall be 3.50:1.00 or less, Company shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 25% of such net proceeds.
          (d) Issuance of Debt. On the third Business Day following receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

          (e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2006), Company shall, no later than the date that is June 30 following the end of such Fiscal Year, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments); provided, (x) during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Leverage Ratio) shall be less than 5.00:1.00 but greater than or equal to 3.00:1.00, Company shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) and (y) during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Leverage Ratio) shall be less than 3.00:1.00, Company shall not be required to make any prepayments and/or reductions from Consolidated Excess Cash Flow.
          (f) Revolving Loans and Swing Loans. Company shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.
          (g) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) through 2.14(e), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
     2.15. Application of Prepayments/Reductions.
          (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Company in the applicable notice of prepayment; provided, in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:
               first, to repay outstanding Swing Line Loans to the full extent thereof;
               second, to repay outstanding Revolving Loans to the full extent thereof; and
               third, to prepay the Term Loans.
          Any prepayment of the Term Loans pursuant to Section 2.13(a) shall be further applied on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loans.

          (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:
               first, to prepay Term Loans, and shall be further applied on a pro rata basis to the remaining scheduled Installments of principal of the Term Loans;
               second, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Commitments by the amount of such prepayment;
               third, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment;
               fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment; and
               fifth, to cash collateralize Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such cash collateralization.
          Any amounts remaining after application in accordance herewith shall be retained by Borrower, provided, that the amount of the Revolving Commitments shall be reduced by such amounts to the full extent thereof.
          (c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.18(c).
     2.16. General Provisions Regarding Payments.
          (a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.
          (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.
          (c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
          (f) Company hereby authorizes Administrative Agent to charge Company’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
          (g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
          (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.
          (i) All prepayments hereunder may be made without penalty or premium (except as provided in Section 2.18(c)).
     2.17. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder directly by Company.
     2.18. Making or Maintaining Eurodollar Rate Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.
          (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar

Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan (including, without limitation, pursuant to Section 2.13(c) hereof); or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company.
          (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
          (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
     2.19. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters addressed thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Taxes in respect of which additional amounts are payable pursuant to Section 2.20 (or that would be so payable but for an exception set forth in Section 2.20)) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder including payments made pursuant to this Section 2.19(a); (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          (c) Limitations on Compensation. No Lender shall be entitled to compensation under this Section 2.19 for any costs incurred or reductions suffered with respect to any date that it has such costs unless it shall have notified Company that it will demand compensation for such costs or reductions under paragraph (a) or (b) above, not more than 120 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions. Notwithstanding any other provision of this Section 2.19, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.
     2.20. Taxes; Withholding, etc.
          (a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law, rule or regulation) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.
          (b) Withholding of Taxes. If any Credit Party or any other Person is required by law, rule or regulation to make any deduction or withholding on account of any Tax covered by Section 2.20(a) from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of any deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) as soon as practicable after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the Closing Date or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, further, that in the case of any assignment or participation pursuant to Section 10.6, the additional amounts, if any, to which such assignee or participant is entitled shall not exceed the additional amounts that the assignor or Lender selling a participation was entitled to pursuant to this Section 2.20 immediately prior to the assignment or sale of a participation unless such assignment or participation is made at a time when (i) the assignee or purchaser of the participation interest would not be entitled to a greater payment of additional amounts than the assignor or seller of the participation interest and (ii) no bill has been passed by the U.S. Congress or a treaty has been entered into (whether or not ratified) that is expected to result in a greater payment of additional amounts than the assignor or seller of a participation interest was entitled to.
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall, upon request of Company, promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI , or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in this Section 2.20(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Company of its obligation to pay any additional amounts pursuant to this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein. Each Lender that is a United States Person agrees to complete and deliver to Company a statement signed by an authorized signatory of the Lender to the effect that it is a United States Person together with a duly completed and executed copy of Internal Revenue Service

Form W-9 or successor form establishing that the Lender is not subject to U.S. backup withholding tax. Company shall not be required to pay any additional amount to any U.S. Lender under Section 2.20(b)(iii) if such Lender shall have failed to deliver such form.
     2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.
     2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such

Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a)(i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b)(i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
SECTION 3. CONDITIONS PRECEDENT
     3.1. Closing Date. The obligation of any Lender to make a Credit Extension under the Existing Credit Agreement on the Closing Date was subject to the satisfaction, or waiver in accordance with

Section 10.5, of the following conditions on or before the Closing Date. Solely for purposes of the historical conditions set forth in this Section 3.1, capitalized terms used in this Section 3.1 and defined in the Existing Credit Agreement shall have the meanings specified in the Existing Credit Agreement as applicable as of the Closing Date.
          (a) Credit Documents. Administrative Agent shall have received sufficient copies (as determined by Administrative Agent) of each Credit Document, originally executed and delivered by each applicable Credit Party.
          (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Lead Arrangers and Administrative Agent may reasonably request.
          (c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries after giving effect to the Acquisition shall be as set forth on Schedule 4.1 and 4.2, respectively.
          (d) Capitalization of Holdings and Company. On or before the Closing Date, Holdings shall have issued at least $235,000,000 of common equity to the Sponsor and other investors acceptable to Lead Arrangers (the “Equity Financing”) and Company shall have received the proceeds thereof which, together with the proceeds from borrowings made on the Closing Date pursuant to this Agreement and the Senior Subordinated Notes Documents, shall be sufficient to consummate the Acquisition and pay all related fees and expenses. The terms of the Equity Financing and the agreements relating thereto shall be satisfactory in all material respects to Lead Arrangers.
          (e) Consummation of Transactions Contemplated by Related Agreements.
               (i) (A) All conditions to the issuance and sale of the Senior Subordinated Notes shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Lead Arrangers and (B) Company shall have issued at least $200,000,000 in aggregate face value of the Senior Subordinated Notes.
               (ii) (A) All conditions to the consummation of the Acquisition set forth in the Related Agreements shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Lead Arrangers; (B) the structure utilized to consummate the Acquisition, the terms thereof (including the terms of any rollover of equity interests of, or payments to, existing management of the Acquired Business), the costs and expenses incurred in connection therewith, the pro forma capitalization of Company after giving effect to the

Acquisition and the employment status of Company’s then current chief executive officer and chief financial officer shall be in form and substance satisfactory to Lead Arrangers; (C) there shall not exist (pro forma for the Transactions) any default or event of default under the Credit Documents or any of the Related Agreements; and (D) the Acquisition shall have otherwise become effective in accordance with the terms of the Merger Agreement.
               (iii) Lead Arrangers shall each have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith. Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Lead Arrangers and no provision thereof shall have been modified or waived in any respect determined by Lead Arrangers to be material, in each case without the consent of Lead Arrangers.
          (f) Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have (collectively, the “Payoff”) (i) repaid in full all Existing Indebtedness (other than the Brazilian Guaranty), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Lead Arrangers all documents or instruments necessary to release all Liens securing Existing Indebtedness (other than the Brazilian Guaranty) or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, (iv) made arrangements satisfactory to Lead Arrangers with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Holdings and its Subsidiaries with respect thereto and (v) redeemed any outstanding preferred Capital Stock of Company or any of its Subsidiaries.
          (g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the consummation of the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Lead Arrangers. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
          (h) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Company and each applicable Guarantor:
               (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(h)(i) (each, a “Closing Date Mortgaged Property’’);
               (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Lead Arrangers) in each state in which a Closing Date Mortgaged Property is located addressed to the Agents and the Lenders and dated as of the Closing Date with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Lead Arrangers may reasonably request, in each case in form and substance reasonably satisfactory to Lead Arrangers;
               (iii) (a) Title insurance policies or signed commitments to issue therefor, to the extent available on commercially reasonable terms, issued by one or more title companies reasonably satisfactory to Lead Arrangers with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), with endorsements and in an amount that the Lead Arrangers may reasonably request insuring the Mortgages to be a valid first priority Lien on the property described therein, free and clear of all defects and encumbrances, excepting only such encumbrances which are reasonably acceptable to Lead Arrangers, together with a title report issued by a title company with respect thereto, dated not more than sixty (60) days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Lead Arrangers and (b) evidence satisfactory to Lead Arrangers that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records; and
               (iv) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Lead Arrangers;
          (i) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Lead Arrangers shall have received:
               (i) evidence satisfactory to Lead Arrangers of the compliance by each Credit Party with their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to execute and deliver UCC financing statements, originals of securities, instruments, chattel paper and any other agreements as provided therein).
               (ii) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Lead Arrangers, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
               (iii) opinions of counsel (which counsel shall be reasonably satisfactory to Lead Arrangers) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located, addressed to the Agents and the Lenders and dated as of the Closing Date, as Lead Arrangers may reasonably request, in each case in form and substance reasonably satisfactory to Lead Arrangers; and
               (iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Lead Arrangers.
          (j) Environmental Reports. Lead Arrangers shall have received reports and other information, in form, scope and substance satisfactory to Lead Arrangers, regarding material environmental matters relating to the Facilities.
          (k) Evidence of Insurance. Lead Arrangers shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that Collateral Agent, for the benefit of Lenders has been named as additional insured and/or mortgagee or lender loss payee (as applicable) thereunder to the extent required under Section 5.5.
          (l) Opinions of Counsel to Credit Parties. Lead Arrangers and their respective counsel shall have received originally executed copies of the favorable written opinions of Cleary, Gottlieb, Steen and Hamilton, counsel for Credit Parties, addressed to the Agents and the Lenders in the form of Exhibit D and as to such other matters as Lead Arrangers may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Lead Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinions to Lead Arrangers).
          (m) Fees and Expenses. Company shall have paid to Lead Arrangers, Syndication Agent, Administrative Agent and Documentation Agents, the fees payable on the Closing Date referred to in Section 2.11(d).
          (n) Solvency Certificate; Solvency Appraisal. On the Closing Date, Lead Arrangers shall have received a Solvency Certificate from Company dated the Closing Date and addressed to Lead Arrangers, Syndication Agent, Administrative Agent and Lenders, and in form, scope and substance satisfactory to Lead Arrangers, Syndication Agent and Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Acquisition, Holdings, Company and its Subsidiaries are and will be Solvent.
          (o) Credit Rating. The credit facilities provided for under this Agreement shall have been assigned credit ratings by S&P and Moody’s.
          (p) Closing Date. Lenders shall have made the Term Loans to Company on or before April 1, 2004.
          (q) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory development, pending or threatened in any court or before any arbitrator or Governmental Authority, that singly or in the aggregate materially impairs the Acquisition, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that would reasonably be expected to have a Material Adverse Effect.
          (r) Completion of Proceedings. All limited liability company, partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Lead Arrangers and its counsel shall be satisfactory in form and substance to Lead Arrangers and such counsel, and Lead Arrangers and such counsel shall have received all such counterpart originals or certified copies of such documents as Lead Arrangers may reasonably request.
          (s) Compliance With Applicable Legal Requirements. The transactions contemplated in this Agreement shall be in full compliance with all applicable legal requirements, including Regulations T, U and X of the Board of Governors of the Federal Reserve System, and Lead Arrangers shall have received all documentation and other information required by the relevant bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including without limitation the USA Patriot Act.
          (t) No Material Adverse Change. There shall not have been, since the date of the audited financial statements for the Fiscal Year ended December 31, 2002 (as updated by Company’s financial statements for the nine-month period ended September 30, 2003), any condition or development that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Company or the Acquired Business and their respective subsidiaries taken as a whole, excluding any effects related to or resulting from, after the Closing Date (each of the following events, an “Excluded Event”), (i) events affecting the United States, European or global economy generally, (B) changes in conditions in the petrochemical industry, (ii) changes in U.S. GAAP, or in the authoritative interpretations thereof or in the regulatory guidance related thereto, (iii) earthquakes or similar catastrophes, or acts of war, sabatoge, terrorism, military action or any escalation or worsening thereof, or (iv) the Merger Agreement, the announcement thereof and the transactions contemplated thereby, provided that with respect to each Excluded Event, only to the extent such Excluded Event does not have a disproportionate impact on Company or the Acquired Business and their respective subsidiaries taken as a whole.
          (u) Post-Closing Letter. Lead Arrangers shall have received a letter with respect to certain post-closing items in form and substance satisfactory to Lead Arrangers.
Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
     3.2. Conditions to Each Credit Extension.
          (a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Fourth Amendment Effective Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
               (i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

               (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;
               (iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
               (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and
               (v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.
Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.
          (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.
     3.3. Conditions to Obligation to Fund the New Term Loan Commitments on the Fourth Amendment Effective Date. The obligation of any Lender to make a Credit Extension under this Agreement on the Fourth Amendment Effective Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Fourth Amendment Effective Date:
          (a) Credit Documents. Administrative Agent shall have received (i) the Fourth Amendment, executed and delivered by a duly authorized officer of the Company, Holdings, each other Guarantor, the Agents, the Requisite Lenders (as defined in the Existing Credit Agreement), the Continuing Lenders and any Additional Lenders, (ii) if requested by any Lender making a New Term Loan on the Fourth Amendment Effective Date, a New Term Loan Note substantially in the form of Exhibit B-1, (iii) the Reaffirmation Agreement, executed and delivered by a duly authorized officer of each Grantor under the Pledge and Security Agreement and each Guarantor and (iv) sufficient copies of each Credit Document executed and delivered by each applicable Credit Party for each Lender.
          (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Fourth Amendment Effective Date or a recent date prior thereto or, if there has been no change in such Organizational Documents since the Closing Date, a certificate of the secretary or assistant secretary of such Credit Party to that effect; (ii) signature and incumbency certificates of the officers of such Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Fourth Amendment Effective Date, certified as of the Fourth Amendment Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Fourth Amendment Effective Date; and (v) such other documents as Administrative Agent may reasonably request in writing.
          (c) Tender Offer and Repurchase. Holdings shall have caused the Tender Offer to be made in accordance with customary debt tender and exit consent procedures and on terms and conditions reasonably satisfactory to Lead Arranger, valid consents shall have been delivered to eliminate or make less restrictive certain covenants and related events of default contained in the Holdings Notes Indenture on terms and conditions reasonably satisfactory to Lead Arranger, and an officer of Holdings shall have certified each of the foregoing to the reasonable satisfaction of Lead Arranger. There shall not exist (pro forma for the refinancing of the Holdings Notes pursuant to the Tender Offer) any Default or Event of Default under the this Agreement or any of the other Credit Documents.
          (d) Funds Flow Memorandum. On or prior to the Fourth Amendment Effective Date, Company shall have delivered to Lead Arranger and Administrative Agent a funds flow memorandum with respect to the proceeds of the New Term Loans.
          (e) Consents and Approvals. All necessary governmental, shareholder and third-party approvals and consents necessary or desirable in connection with the Tender Offer, the Repurchase and the financing thereof and the transactions contemplated thereby and otherwise referred to herein shall have been received or waived and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority.
          (f) Real Estate Assets; Collateral Questionnaire. Collateral Agent shall have received from Company and each applicable Guarantor:
               (i) Mortgage Modifications with respect to the Mortgages, duly executed by the applicable Credit Party in appropriate form for filing in all filing or recording offices that the Collateral Agent may deem necessary or desirable in order to maintain a valid and subsisting Lien subject only to Permitted Liens on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties, together with the evidence of the insurance required by the terms of each Mortgage (subject to such exceptions as may be acceptable to the Collateral Agent);

               (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the Mortgage Modification to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and
               (iii) an updated Collateral Questionnaire dated the Fourth Amendment Effective Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including the results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search.
     (g) Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that Collateral Agent, for the benefit of Lenders has been named as additional insured and loss payee thereunder to the extent required under Section 5.5.
     (h) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received an originally executed copy of the favorable written opinion of Cleary Gottlieb Steen & Hamilton LLP, counsel for Credit Parties, addressed to the Agents and the Lenders as to such matters as Administrative Agent may reasonably request, dated as of the Fourth Amendment Effective Date.
     (i) Fees. All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums and recording taxes and fees) and other compensation payable to Lead Arranger and Administrative Agent shall have been paid to the extent due.
     (j) Fourth Amendment Effective Date Solvency Certificate. On the Fourth Amendment Effective Date, Administrative Agent shall have received a Fourth Amendment Effective Date Solvency Certificate from Company dated the Fourth Amendment Effective Date and addressed to Administrative Agent and Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated hereby and by the Tender Offer Documents, Company, on a consolidated basis, is and will be Solvent.
     (k) Fourth Amendment Effective Date Certificate. Holdings and Company shall have delivered to Administrative Agent an originally executed Fourth Amendment Effective Date Certificate, together with all attachments thereto.
     (l) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory development, pending or threatened in any court or before any arbitrator or Governmental Authority, that singly or in the aggregate materially impairs the Repurchase, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Tender Offer Documents, or that would reasonably be expected to have a Material Adverse Effect.
     (m) Completion of Proceedings. All limited liability company, partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby shall be satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
          (n) Payment of Interest. Company shall have made payment on or before the Fourth Amendment Effective Date of all accrued and unpaid interest due pursuant to the terms of Section 2.1(b)(iii) of this Agreement.
          Each Lender, by delivering its signature page to the Fourth Amendment and/or funding a Loan on the Fourth Amendment Effective Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Fourth Amendment Effective Date.
     3.4. Effect of Agreement on Other Credit Documents. By its signature on the Existing Credit Agreement or on the Fourth Amendment, each Credit Party acknowledges and agrees that this Agreement is a valid amendment of the Existing Credit Agreement made in accordance with the terms thereof and binding against such Credit Party and that each Credit Document (other than this Agreement) shall continue to be valid and binding against such Credit Party and its assets and properties as of and after the Fourth Amendment Effective Date (with any references to the Existing Credit Agreement in any such Credit Document construed as references to this Agreement).
SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each of Holdings and Company represents and warrants to each Lender and Issuing Bank, on the Fourth Amendment Effective Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Fourth Amendment Effective Date are deemed to be made concurrently with the consummation of the Transactions):
     4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, except, in the case of Subsidiaries of Company, where the failure to be duly organized, validly existing and in good standing would not have a Material Adverse Effect, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, except, in the case of Subsidiaries of Company, where the failure to have such power and authority would not have a Material Adverse Effect, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.
     4.2. Capital Stock and Ownership. Except as set forth on Schedule 4.2, the Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date and after giving effect to the Acquisition.
     4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
     4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, except where such conflict, breach or default would not be reasonably expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners, except for such approvals which will be obtained on or before the Closing Date and disclosed in writing to Lenders.
     4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as have been obtained or made and are in full force and effect, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and except for filings to be made with respect to Collateral under applicable securities laws.
     4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.7. Historical Financial Statements; Pro Forma Balance Sheets.
          (a) The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is of a nature required to be reflected on annual audited financial statements of Company and its consolidated Subsidiaries or in the notes thereto in accordance with GAAP, other than (i) liabilities and obligations that are reserved for or disclosed on the balance sheets included in the Historical Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business since September 30, 2003, and (iii) liabilities and obligations otherwise disclosed in Schedule 4.7(a) hereto.
          (b) The Pro Forma Balance Sheets (i) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the confidential information memorandum dated as of December 2003, relating to Company and the Acquisition (which assumptions are believed by Holdings and Company to be reasonable), (ii) is based on the best information available to Holdings and Company after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of Holdings and its Subsidiaries as of the Closing Date as if the Transactions had occurred on such date.
     4.8. No Material Adverse Change. (a) As of the Closing Date, Section 3.1(t) is true and correct and (b) as of any Credit Date after the Closing Date, no event, circumstance or change has occurred that has caused or evidences or would reasonably be expected to have, either in any case or in the aggregate, a Material Adverse Effect.
     4.9. No Restricted Junior Payments. Except as permitted by the Credit Documents and the Related Agreements, since September 30, 2003, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so.
     4.10. Adverse Proceedings, etc. Except as set forth on Schedule 4.10, there are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     4.11. Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been filed, and all material taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings knows of no written proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     4.12. Properties.
          (a) Set forth on Schedule 4.12(a) hereto is a complete and accurate list, as of the Closing Date, of all real property owned by any Credit Party or its Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, country and record owner. The Credit Party on such Schedule 4.12(a) has good, marketable and insurable fee simple title to the real property indicated on such schedule to be owned by it (the “Owned Real Property”), free and clear of all Liens, other than Permitted Liens. With respect to the Owned Real Property, except for Permitted Liens and except as shown on the Survey, (i) the buildings and improvements located on each such parcel are located within the boundary lines of such parcel in all material respects and are not in material violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances, building code requirements, permits, licenses or other forms of approval, regulation or restrictions by any applicable Governmental Authority, and do not materially encroach on any easement which may burden the land, (ii) no parcel is located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, (iii) there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein, and (iv) all Facilities located on each parcel are supplied with utilities and other services necessary for their ownership, operation or use, all of which services are adequate and in accordance in all material respects with all applicable laws, ordinances, rules and regulations. Except as provided on Schedule 4.12(a) hereto, there are no proceedings, claims, disputes or conditions affecting any of the Owned Real Property that might curtail or interfere with the use, operation or ownership of such property in any material respect. Except as provided on Schedule 4.12(a), neither the whole nor any material portion of the Owned Real Property nor any other assets of any Credit Party is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor has any such condemnation, expropriation or taking been proposed. All applicable permits, licenses, easements and rights of way, material to the use and operation of the Owned Real Property in the manner in which the Owned Real Property is currently being used and operated have been obtained. Each Mortgage, upon recordation, will create a valid, enforceable First Priority Lien and security interest against the Mortgaged Property (as defined in such Mortgage), subject to Permitted Liens.
          (b) Set forth on Schedule 4.12(b) hereto is a complete and accurate list, as of the Closing Date, of all leases, subleases, assignment of leases and occupancy agreements (together with all amendments, modifications, renewals or extensions of any thereof) of real property under which any Credit Party or their Subsidiaries is the lessee, sublessee, sublessor or occupant, showing the street address, county or other relevant jurisdiction, state, country, lessor and execution date thereof. Each agreement referenced in this Section 4.12(b) and described on Schedule 4.12(b) that is leased by a Credit Party is in full force and effect, and there are no existing material defaults under any such agreement by any Credit Party, or, to the knowledge of Holdings, by any lessor thereunder, nor, to the knowledge of Holdings, has any event occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any such agreement. Each such agreement that is leased by a Credit Party constitutes the legal, valid and binding obligation of each applicable party, enforceable against such party in accordance with its terms, and each such agreement is, to the knowledge of Holdings, the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.
     4.13. Environmental Matters.
          (a) Except as set forth on Schedule 4.13, or except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect:
               (i) Holding and its Subsidiaries are in compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by Holdings and its Subsidiaries of all permits and other authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof and there are no known circumstances that would reasonably be expected to prevent or interfere with compliance with Environmental Laws in the future;
               (ii) there is no Environmental Claim pending or, to the knowledge of Holdings, threatened against Holdings or its Subsidiaries, or against any Person or entity whose liability for any Environmental Claim or Hazardous Materials Activity Holdings or its Subsidiaries has retained or assumed either contractually or by operation of law; and
               (iii) to the knowledge of Holdings, there are no past or present Hazardous Materials Activity or other actions, activities, circumstances, conditions, events or incidents, including, without limitation, any Release or presence of any Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim against Holdings or its Subsidiaries, or against any Person or entity whose liability for any Environmental Claim Holdings or its Subsidiaries has retained or assumed either contractually or by operation of law.
          (b) Holdings has provided to the Lead Arrangers with access to all assessments, reports, data, results of investigations or audits, and other information (including summaries of certain such documents) that is in the possession of or reasonably available to Holdings or its Subsidiaries reasonably necessary to provide the Lead Arrangers with sufficient and reasonably complete information regarding material environmental matters pertaining to, or material environmental conditions at, the Facilities or which relate to any material environmental liabilities of Holdings or its Subsidiaries, or the predecessors of any of them, or the material compliance (or noncompliance) by any of them with any Environmental Laws.
          (c) Except as set forth on Schedule 4.13, neither Holdings nor any of its Subsidiaries are required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate any Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Authority pursuant to any Environmental Law, or (iv) to record or deliver to any Person or entity any disclosure document or statement pertaining to environmental matters.
     4.14. No Defaults. Except as set forth in the Merger Agreement, neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.
     4.15. Material Contracts. All Material Contracts are in full force and effect and no defaults currently exist thereunder, except where the failure of any such Material Contract to be in full force and effect or any such default would not reasonably be expected to have a Material Adverse Effect.
     4.16. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

     4.17. Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.
     4.18. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.18, there is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Company, threatened against any of them, (b) no strike or work stoppage is in existence or threatened involving Holdings or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of Holdings and Company, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.
     4.19. Employee Benefit Plans. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except as is not reasonably likely to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service and to the knowledge of Holdings nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments) or the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates except as is not reasonably likely to have a Material Adverse Effect. No ERISA Event that is reasonably likely to give rise to a Material Adverse Effect has occurred or is reasonably expected to occur. Except with respect to the Employee Benefit Plans set forth on Schedule 4.19(a) or except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings or any of its Subsidiaries except as is not reasonably likely to have a Material Adverse Effect. Except with respect to the Pension Plans set forth on Schedule 4.19(b), the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that is likely to give rise to a Material Adverse Effect. To the knowledge of Holdings, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from all Multiemployer Plans (within the meaning of Section 4203 of ERISA) would not be an amount that would give rise to a Material Adverse Effect. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan except as is not reasonably likely to have a Material Adverse Effect.
     4.20. Solvency. Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.
     4.21. Related Agreements.
          (a) Delivery. Holdings and Company have delivered to Lead Arrangers complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Closing Date and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Closing Date.
          (b) Governmental Approvals. All material Governmental Authorizations and all other authorizations, approvals and consents of any other Person required to consummate the Transactions have been obtained and are in full force and effect.
          (c) Conditions Precedent. On the Closing Date, (i) all of the conditions in the Related Agreements to effecting or consummating the Transactions have been duly satisfied or, with the consent of Lead Arrangers and the Administrative Agent, waived, and (ii) the Transactions have been consummated in accordance with the Related Agreements.
     4.22. Compliance with Statutes, etc. Except as set forth on Schedule 4.22, each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     4.23. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
     4.24. Insurance. (a) The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Holdings, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings and its Subsidiaries operate, and (b)

Holdings and Company believe that the insurance maintained by or on behalf of Company and its Subsidiaries is adequate. As of the Closing Date, all premiums in respect of such insurance have been paid.
     4.25. Senior Indebtedness. Holdings and its Subsidiaries have taken all actions necessary for the Obligations to constitute “Senior Debt” and “Designated Senior Debt” for the purposes of and as defined in the Senior Subordinated Notes Documents. Holdings and its Subsidiaries shall take all additional actions that may be necessary for the Obligations to continue at all times to constitute “Senior Debt” and “Designated Senior Debt,” as applicable, or otherwise to be entitled to all the benefits of any senior debt under all Subordinated Indebtedness. No Indebtedness of Holdings or any of its Subsidiaries shall constitute “Designated Senior Debt” in the Senior Subordinated Notes Documents other than the Obligations.
     4.26. Intellectual Property; Licenses, Etc. Company and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights and other material intellectual property rights that are reasonably necessary for the operation of their respective businesses, without, to the best knowledge of Company, conflict with the rights of any other Person to the extent such conflict would not reasonably be expected to cause a Material Adverse Effect. To the best knowledge of Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Company or any its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending against Company or its Subsidiaries or, to the best knowledge of Company, threatened against Company or its Subsidiaries, which, in either case, would reasonably be expected to have a Material Adverse Effect.
SECTION 5. AFFIRMATIVE COVENANTS
     Each of Holdings and Company covenants and agrees, for itself and on behalf of each other Credit Party, that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5 applicable to it.
     5.1. Financial Statements and Other Reports. Company will deliver to Administrative Agent for delivery to the Lenders:
          (a) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;
          (b) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of

Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of Section 6.8 of this Agreement, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate with respect to such Section 6.8 is not correct or that the matters set forth in such Compliance Certificate with respect to such Section 6.8 are not stated in accordance with the terms hereof;
          (c) Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;
          (d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, a statement describing the effect of such change on such financial statements;
          (e) Notice of Default. Promptly upon any officer of Holdings or Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Company with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences or that would reasonably be expected to have, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;
          (f) Notice of Litigation. Promptly upon any officer of Holdings or Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse

Proceeding that, in the case of either (i) or (ii) if adversely determined, would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Company to enable Lenders and their counsel to evaluate such matters;
          (g) ERISA. (i) As soon as reasonably practicable after becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
          (h) Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each Fiscal Quarter of the then current Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Loans and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans without giving effect to any additional debt or equity offerings not reflected in the projections delivered to the Lenders, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Lead Arrangers;
          (i) Insurance Report. As soon as practicable upon the request of the Administrative Agent, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries;
          (j) Environmental Reports and Audits. As soon as practicable following knowledge thereof, notice of any environmental matters at any Facility or which relate to any environmental liabilities of Company or its Subsidiaries where such matters or liabilities would reasonably be expected to (i) preclude continued operation of the facilities in substantially the same manner, or (ii) give rise to a material increase in the liability of the Company and its Subsidiaries, taken as a whole, under Environmental Laws;
          (k) Information Regarding Collateral. Company will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s organizational name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;
          (l) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Company shall deliver to Collateral Agent an Officer’s Certificate (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); and
          (m) Other Information. (A) Promptly upon their becoming publicly available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings and (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.
     5.2. Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person.
     5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest or proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries or any Sponsor entity that (x) has never been a member of any “affiliated group” (as defined in section 1504(a) of the Code) and is not subject to Treas.

Reg. 1.1502-6 (or any other similar provision under foreign, state or local law) and (y) has no assets other than (i) Capital Stock of Holdings or any of its Subsidiaries, (ii) a Permitted Option, or (iii) Cash or Cash Equivalents).
     5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries.
     5.5. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured (with respect to the Collateral only) thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a mortgagee loss payable clause or endorsement (with respect to the Collateral only), satisfactory in form and substance to Administrative Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
     5.6. Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Lead Arrangers or Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries to inspect, copy and take extracts from its and their financial and accounting records and environmental and engineering studies, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
     5.7. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.8. Environmental.
          (a) Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure or resolve any material noncompliance with or material violation of any Environmental Laws, and (ii) diligently respond to or materially comply with any Environmental Claim against such Credit Party or any of its Subsidiaries, or against any Person or entity whose liability for any Environmental Claim Company or its Subsidiaries has retained or assumed either contractually or by operation of law, and discharge any material obligations any of them may have to any Person or Governmental Authorities.
          (b) Nothing herein or in this Agreement shall, or shall be deemed to, subject any Lead Arranger, any Agent or Lender to liability under any Environmental Law or otherwise for the actions, inactions, liabilities or obligations of Company, any of its Subsidiaries, or any predecessor of any of them, relating to any Hazardous Materials, any Hazardous Materials Activity, any Release or any other circumstance pertaining to environmental matters or environmental conditions at, from or relating to any Facility or any other environmental liabilities of Company, its Subsidiaries or any of their predecessors.
     5.9. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Company, Company shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Lead Arrangers and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(h), 3.1(i), 3.1(j) and 3.1(k). In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are directly owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(i)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth on Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.
     5.10. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates (including a Landlord Personal Property Collateral Access Agreement for all Leasehold Properties which are Material Real Estate Assets acquired after the Closing Date to the extent commercially reasonable without use of material funds) similar to those described in Sections 3.1(h), 3.1(i) and 3.1(j) with respect to each such Material Real Estate Asset that Lead Arrangers shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.
     5.11. Intentionally Omitted.

     5.12. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Lead Arrangers may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Lead Arrangers may reasonably request from time to time, subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries, to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries.
SECTION 6. NEGATIVE COVENANTS
     Company covenants and agrees, for itself and on behalf of each Subsidiary that is a Credit Party, that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6 (other than Section 6.14) applicable to it, and Holdings covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, Holdings shall perform the covenants set forth in Section 6.14.
     6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Obligations;
          (b) (i) Indebtedness of any Subsidiary to a Credit Party, or of a Credit Party to Company or any of its Subsidiaries (all such Indebtedness, “Intercompany Indebtedness”), provided, (A) all such Indebtedness shall be unsecured and (with respect to any such Indebtedness whereby the payor is a Credit Party) subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of promissory notes and/or an intercompany subordination agreement, as applicable, substantially in the forms of Exhibits L and M, respectively, (B) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made and (C) all such Indebtedness shall be subject to the requirements of Section 6.7(b)(i) to the extent applicable, except that the Intercompany Indebtedness up to the amounts set forth on Schedule 6.1(b) shall not be subject to the requirements of Section 6.7(b)(i)(B); and (ii) Indebtedness of any Foreign Subsidiary to another Foreign Subsidiary;
          (c) (i) the Senior Subordinated Notes in an aggregate amount not to exceed $200,000,000 at any time outstanding; (ii) additional Subordinated Indebtedness the proceeds of which (net of reasonable costs and expenses associated therewith) are used to repay the Loans pursuant to Section 2.14(d), provided, the terms and conditions of such Subordinated Indebtedness (including the terms and conditions of any guarantees of or other credit support for such Indebtedness) are not less favorable taken as a whole to Company and its Subsidiaries, the Agents or the Lenders than the terms and conditions of the Senior Subordinated Notes; and (iii) Permitted Refinancings of the Subordinated Indebtedness permitted under clauses (i) and (ii);

          (d) (i) unsecured Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements, in connection with permitted acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries, provided, that with respect to any permitted disposition, (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Company and its Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of Company or any of its Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (B)); and (ii) Indebtedness of any Person that becomes a Subsidiary after the Closing Date and Permitted Refinancings thereof, to the extent (A) such Indebtedness (except to the extent refinanced) exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (d)(ii), plus the aggregate amount of Indebtedness incurred pursuant to Section 6.1(h), shall not exceed $75,000,000 at any time outstanding;
          (e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
          (f) guaranties by Company of Indebtedness of a Subsidiary or guaranties by a Subsidiary of Company of Indebtedness of Company or another Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1 and subject in the case of Indebtedness of Subsidiaries that are not Credit Parties to Credit Parties to the requirements in Section 6.7(b)(i)(B);
          (g) the Brazilian Guaranty and any Permitted Refinancing thereof;
          (h) purchase money Indebtedness and Capital Lease Indebtedness of Company or any of its Subsidiaries, or Indebtedness incurred in connection with any Permitted Acquisition of Capital Stock of another Person, and Permitted Refinancings thereof, to finance the acquisition, construction or improvement of any fixed or capital asset; provided, that any such Indebtedness (i) shall not in the aggregate, when combined with the aggregate principal amount of Indebtedness incurred pursuant to Section 6.1(d)(ii), exceed $75,000,000 at any time outstanding; (ii) shall be secured only to the asset acquired in connection with the incurrence of such Indebtedness; (iii) shall constitute not more than 80% of the aggregate consideration paid with respect to such asset; and (iv) shall be incurred within 90 days after such acquisition, completion of construction or improvement; and
          (i) from and after April 1, 2004, the Earnout Payment (if any);
          (j) Guarantees by Company or any Subsidiary in respect of Foreign Jurisdiction Deposits; and
          (k) other Indebtedness of Company and its Subsidiaries in an aggregate amount not to exceed at any time $75,000,000, of which up to $50,000,000 may be used by Foreign Subsidiaries in respect of Indebtedness owing to any Person other than a Credit Party.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Company or any of its Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that (1) the Dollar equivalent principal amount of any such Indebtedness outstanding or committed on the Closing Date will be calculated based on the relevant currency exchange rate in effect on the Closing Date and (2) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of such refinancing.
     6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:
          (a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
          (b) Liens for Taxes not yet delinquent or Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
          (c) Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other similar Liens imposed by law or otherwise which do not secure Indebtedness (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
          (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

          (e) easements, rights-of-way, restrictions, encroachments, and other defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;
          (f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
          (g) Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
          (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (j) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;
          (k) any Lien described in Schedule 6.2, provided that (i) such Lien shall not apply to any other property or asset of Company or any of its Subsidiaries and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (l) Liens securing Indebtedness permitted pursuant to Section 6.1(h); provided, any such Lien shall encumber only the asset acquired with the proceeds of the initial Indebtedness relating thereto;
          (m) any Lien existing on any property or asset prior to the acquisition thereof by Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such Person becoming a Subsidiary, (B) such Lien shall not apply to any other property or assets of Company or any of its other Subsidiaries and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, and Permitted Refinancings thereof;
          (n) attachment and judgment Liens that are discharged within 30 days and do not otherwise constitute or cause an Event of Default;
          (o) any Foreign Jurisdiction Deposit;
          (p) Liens created in the ordinary course of business in favor of banks or other financial institutions over credit balances of any bank account held at such bank/financial institution;
          (q) Leases and subleases granted to others not interfering in any material respect with the business of Company and its Subsidiaries, taken as a whole;

          (r) the Infineum Agreement;
          (s) all Liens and other matters specifically disclosed in any Title Policy;
          (t) Liens securing Indebtedness of Foreign Subsidiaries owing to any Person other than a Credit Party;
          (u) the items disclosed on Schedule 4.12(a); and
          (v) other Liens on assets other than the Collateral securing Indebtedness or other claims in an aggregate amount not to exceed $15,000,000 at any time outstanding.
     6.3. Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.
     6.4. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) the Infineum Agreement, (c) the Senior Subordinated Notes Documents and (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or agreements, as the case may be), no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien in favor of the Collateral Agent or the Secured Parties upon any of its properties or assets, whether now owned or hereafter acquired, except (i) agreements evidencing Indebtedness permitted by Section 6.1(h) that impose restrictions on the property so acquired, (ii) restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, and (iii) agreements evidencing Indebtedness of Foreign Subsidiaries permitted by Section 6.1(k) solely with respect to the assets of such Foreign Subsidiaries.
     6.5. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:
          (a) (i) Company may make payments of interest in respect of Subordinated Indebtedness permitted to be outstanding hereunder in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the agreements pursuant to which such Subordinated Indebtedness was issued, and (ii) Company may repurchase Subordinated Indebtedness so long as (A) before and after giving effect to such repurchase, no Default or Event of Default shall have occurred or be continuing, (B) after giving effect to such repurchase, the Leverage Ratio for the most recently completed four Fiscal Quarters of Company is not more than 4:00:1:00, and

(C) the aggregate principal amount of such repurchases shall not exceed the sum of (1) $30,000,000, plus (2) the aggregate amount of Consolidated Excess Cash Flow that is not required pursuant to Section 2.14(e) to make prepayments of the Loans;
          (b) any Subsidiary of Company may make Restricted Junior Payments to Company or any Guarantor Subsidiary;
          (c) Subsidiaries of Company may declare and pay dividends ratably with respect to their respective Capital Stock;
          (d) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Holdings or any of its Subsidiaries (and any Restricted Junior Payment to any Parent Company utilized for the repurchase, redemption or other acquisition or retirement for value of Capital Stock of such Parent Company) held by any current or former officer, director or, employee or consultant of Company or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed $7,500,000 in any Fiscal Year period (with unused amounts in any immediately prior Fiscal Year (beginning with Fiscal Year 2004) being carried over to the succeeding Fiscal Year subject to a maximum carry-over amount of $7,500,000 from such prior Fiscal Year); provided further that such amount in any Fiscal Year may be increased by an amount not to exceed: (i) the Cash proceeds from the sale of Capital Stock of Company and to the extent contributed to Company as common equity capital, Capital Stock of any Parent Company, in each case to members of management, directors or consultants of Company, any of its Subsidiaries or any Parent Company that occurs after the Closing Date, plus (ii) the Cash proceeds of key man life insurance policies received by Company and its Subsidiaries after the Closing Date, less (iii) the amount of any Restricted Junior Payments previously made with Cash proceeds pursuant to clauses (i) and (ii) of this clause (d); and provided further that cancellation of Indebtedness owing to Company from members of management of Company or any of its Subsidiaries or any Parent Company in connection with a repurchase of Capital Stock of Company or of any Parent Company will not be deemed to constitute a Restricted Junior Payment for purposes of this covenant or any other provision of this Agreement;
          (e) Company may declare and pay dividends or make other distributions to Holdings (i) in an amount necessary for Holdings to pay franchise taxes and other fees required to maintain Holdings’ corporate existence and other taxes incurred by Holdings in the ordinary course of its business (or of the business of its parent holding company) as a direct or indirect holding company and (ii) in an amount not to exceed $1,000,000 in any Fiscal Year to the extent the proceeds thereof are used for general administrative and overhead costs and expenses (including salaries and other compensation of employees) incurred in the ordinary course of its business as a holding company for Company;
          (f) Company and any of its Subsidiaries may make payments, directly or indirectly, to Holdings to be used by Holdings to pay consolidated, combined or similar Federal, state and local taxes payable by Holdings and directly attributable to (or arising as a result of) the operations of Company and its Subsidiaries; provided, however, that (1) the amount of such dividends, distributions or advances paid shall not exceed the amount that would be due with respect to a consolidated, combined or similar Federal, state or local tax return that included Company and its Subsidiaries if Company were a corporation for Federal, state and local tax purposes taking into account any carryforward losses and credits of Company (if Company were a corporation as described above for prior years); and (2) such payments pursuant to this clause (f) are used by Holdings for such purposes within 90 days of the receipt of such payments;
          (g) Company may pay the Subordinated Management Fees not exceeding an aggregate amount per annum of $2,000,000 plus reasonable out-of-pocket expenses incurred pursuant to the Management Services Agreement;
          (h) Restricted Junior Payments (including payment of the Closing Date Working Capital Adjustment to the extent made within 60 days after the Closing Date) made in connection with the consummation of the Transactions;
          (i) Repurchase of Capital Stock deemed to occur upon the exercise of options, rights or warrants to the extent such Capital Stock represents a portion of the exercise price of those options, rights or warrants; and
          (j) on the Fourth Amendment Effective Date, Company may make a distribution to Holdings of proceeds from the New Term Loans (less any such proceeds used to repay the Existing Term Loans) to effect the Tender Offer and the Repurchase.
     6.6. Restrictions on Subsidiary Distributions. Except pursuant to any Credit Document, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company, in each case, other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(b), (d), (h) and (k) (with respect to Indebtedness of Foreign Subsidiaries) that impose restrictions solely on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business, (iii) in the Infineum Agreement, (iv) in any of the Senior Subordinated Notes Documents, the Holdings Notes Indenture or any documents or agreements executed in connection with the Holdings Notes Indenture, (v) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, and (vi) Liens permitted to be incurred hereunder that limit the right to dispose of the assets subject to such Liens.
     6.7. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:
          (a) Investments in Cash and Cash Equivalents;
          (b) (i) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in wholly-owned Subsidiaries of Company or otherwise permitted by Section 6.1(b); provided, that (A) any such Investment held by a Credit Party shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to therein) and (B) the aggregate amount of Investments by Credit Parties in, including loans and advances by Credit Parties to, and guaranties by

Credit Parties of Indebtedness of, Subsidiaries that are not Credit Parties (excluding all such Investments existing on the Closing Date set forth on Schedule 6.1(b)) shall not exceed $125,000,000 at any time outstanding, and (ii) Investments made by Foreign Subsidiaries in other Foreign Subsidiaries;
          (c) Investments (i) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries and (ii) received in compromise, settlement or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Company or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; (B) litigation, arbitration or other disputes with Persons who are not Affiliates; or (C) as a result of a foreclosure by Company or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
          (d) Consolidated Capital Expenditures;
          (e) guaranties constituting Indebtedness permitted by Section 6.1, provided that (i) a Subsidiary shall not guaranty the Senior Subordinated Notes unless (A) such Subsidiary also has guarantied the Obligations pursuant to this Agreement, (B) such guaranty of the Senior Subordinated Notes is subordinated to such guaranty of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Senior Subordinated Notes and (C) such guaranty of the Senior Subordinated Notes provides for the release and termination thereof, without action by any party, upon any release and termination of such guaranty of the Obligations, and (ii) the aggregate principal amount of Indebtedness of Subsidiaries that are not Credit Parties that is guarantied by any Credit Party shall be subject to the limitation set forth in Section 6.7(b)(i)(B);
          (f) Investments with respect to Hedge Agreements permitted by this Agreement;
          (g) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.9;
          (h) Investments described in Schedule 6.7;
          (i) loans or advances to employees in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding;
          (j) Investments made as a result of the receipt of non-Cash consideration from an Asset Sale permitted hereunder; and
          (k) other Investments in an aggregate amount not to exceed at any time $50,000,000.

6.8. Financial Covenants.
     (a) Interest Coverage Ratio. The Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2004, shall not be less than the correlative ratio indicated:

Interest
Fiscal Quarter	Coverage Ratio
Each Fiscal Quarter of Fiscal Year 2004	2.00:1.00
Each Fiscal Quarter of Fiscal Year 2005	2.00:1.00
Each Fiscal Quarter of Fiscal Year 2006	2.00:1.00
Each Fiscal Quarter of Fiscal Year 2007	2.25:1.00
First Fiscal Quarter of Fiscal Year 2008	2.25:1.00
Second, Third and Fourth Fiscal Quarters of Fiscal Year 2008	2.50:1.00
Each Fiscal Quarter of Fiscal Year 2009	2.75:1.00
Each Fiscal Quarter of Fiscal Year 2010 and thereafter	3.00:1.00
          (b) Leverage Ratio. The Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2004, shall not exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
Each Fiscal Quarter of Fiscal Year 2004	5.95:1.00
First, Second and Third Fiscal Quarters of Fiscal Year 2005	6.95:1.00
Fourth Fiscal Quarter of Fiscal Year 2005	6.45:1.00
First and Second Fiscal Quarters of Fiscal Year 2006	6.45:1.00
Third and Fourth Fiscal Quarters of Fiscal Year 2006	5.95:1.00
First and Second Fiscal Quarters of Fiscal Year 2007	5.95:1.00
Third and Fourth Fiscal Quarters of Fiscal Year 2007	5.45:1.00
First Fiscal Quarter of Fiscal Year 2008	5.45:1.00
Second, Third and Fourth Fiscal Quarters of Fiscal Year 2008	4.95:1.00
First, Second and Third Fiscal Quarters of Fiscal Year 2009	4.45:1.00
Fourth Fiscal Quarter of Fiscal Year 2009 and thereafter	4.00:1.00
          (c) Intentionally Omitted.
          (d) Certain Calculations. With respect to any Measurement Period that includes all or any part of a Fiscal Quarter included in any Post-Subject Transaction Period, for purposes of determining compliance with the financial covenants set forth in this Section 6.8 (but not for purposes of determining the Applicable Margin), Consolidated Adjusted EBITDA, Consolidated Interest Expense and Consolidated Total Debt shall be calculated with respect to such Measurement Period on a pro forma basis, without duplication for cost savings or additional costs already included in Consolidated Adjusted

EBITDA for such Measurement Period (including pro forma adjustments, which shall be certified by the chief financial officer of Company, based on good faith projections as a result of (i) actions taken or expected to be taken during the Post-Subject Transaction Period for the purpose of realizing reasonably identifiable and factually supportable cost savings that are expected to have a continuing impact or (ii) any additional costs incurred or expected to be incurred during the Post-Subject Transaction Period; provided, that if those actions are taken or such additional costs are incurred during the Post-Subject Transaction Period, such cost savings will be deemed to be realizable in their entirety during the relevant Measurement Period and such additional costs will be deemed to have been incurred in their entirety during the relevant Measurement Period) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such Measurement Period (and assuming that such Indebtedness bears interest during any portion of the applicable Measurement Period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such Measurement Period).
          (e) Right to Cure Financial Performance Covenants. Notwithstanding anything to the contrary contained in Section 8.1, in the event that Company and its Subsidiaries fail to comply with the requirements of any Financial Performance Covenant, until the expiration of the tenth calendar day subsequent to delivery of the related Compliance Certificate, Holdings shall have the right to issue common Capital Stock for cash or otherwise receive cash equity contributions to the capital of Holdings (A) in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with all the Financial Performance Covenants, and to contribute any such cash to the capital of Company (collectively, the “Cure Right”, and such cash amount received by Company, the “Cure Amount”) and (B) so long as there are at least two consecutive Fiscal Quarters in each four Fiscal Quarter period in which the Cure Right has not been exercised. Pursuant to the exercise by Holdings of such Cure Right, such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:
               (i) Consolidated Adjusted EBITDA shall be increased for such period, in accordance with the definition thereof, solely for the purpose of measuring the Financial Performance Covenants for the previous Fiscal Quarter and the subsequent three Fiscal Quarters and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
               (ii) if, after giving effect to the foregoing recalculations, Company and its Subsidiaries shall then be in compliance with the requirements of all Financial Performance Covenants, Company and its Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants which had occurred shall be deemed cured for all purposes of the Agreement.
     6.9. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, equipment and other assets in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
          (a) any Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or a Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;
          (b) any Foreign Subsidiary may be merged with or into any other Foreign Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Foreign Subsidiary;
          (c) sales or other dispositions of assets that do not constitute Asset Sales;
          (d) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) are less than $100,000,000 in the aggregate; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash (except in the case of asset swaps), and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);
          (e) disposals of obsolete, worn out or surplus property;
          (f) Permitted Acquisitions; and
          (g) Investments made in accordance with Section 6.7.
     6.10. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign , pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except, in each case, to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder) or to qualify directors if required by applicable law.
     6.11. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided that any such sale and lease-back arrangement shall be permitted with respect to any fixed or capital asset to the extent the sale thereof is for Cash consideration in an amount not less than the fair market value of such fixed or capital asset and is consummated within 180 days after such Credit Party acquires or completes the construction of such fixed or capital asset.
     6.12. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder, on terms that taken as a whole are materially less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to:
     (a) any transaction between Company and any Guarantor Subsidiary, and transactions among Foreign Subsidiaries;
     (b) reasonable and customary fees paid to members of the governing body of Holdings and its Subsidiaries;
     (c) any Restricted Junior Payment permitted by Section 6.5;
     (d) loans or advances to employees permitted by Section 6.7(i);
     (e) reasonable fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnities provided to, officers, directors and employees of any Parent Company or any of its Subsidiaries as determined in good faith by the governing body of any Parent Company or Company;
     (f) the existence of, or the performance by any Parent Company or any of its Subsidiaries of their obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by any Parent Company or any of its Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause to the extent that the terms of any such amendment or new agreement are not disadvantageous to Agents or Lenders in any material respect;
     (g) any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services involving any Parent Company or any of its Subsidiaries (including without limitation any payments in cash, Capital Stock or other consideration made by any Parent Company or any of its Subsidiaries in connection therewith) on the one hand and the Sponsors on the other hand, which services (and payments and other transactions in connection therewith) are approved by a majority of the members of the governing body of any Parent Company or Company in good faith; and
     (h) the issuance or sale of any Capital Stock by Holdings other than to a Credit Party.
     6.13. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the Permitted Business and (ii) such other lines of business as may be consented to by Requisite Lenders.

     6.14. Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Related Agreements, the Tender Offer Documents and the Credit Documents and obligations and liabilities incidental to its activities; (b) issue any preferred Capital Stock other than preferred Capital Stock that (i) does not provide for any cash dividend payments or other cash distributions in respect thereof on or prior to the maturity of the Senior Subordinated Notes and (ii) by its terms or upon the happening of any event, does not (A) mature or become redeemable (whether mandatory or optional) pursuant to a sinking fund or otherwise prior to the maturity of the Senior Subordinated Notes or (B) become convertible or exchangeable at the option of the holder thereof for Indebtedness, or preferred Capital Stock that is not substantially similar to the preferred Capital Stock being issued; (c) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party; (d) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of Company, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements and the Tender Offer Documents and (iii) making Restricted Junior Payments and Investments in Company; (e) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (f) sell or otherwise dispose of any Capital Stock of Company (including the Permitted Option); (g) create or acquire any Subsidiary or make or own any Investment in any Person other than Company; or (h) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; provided, that notwithstanding the foregoing, Holdings may (A) enter into the Holdings Notes Indenture and any documents and agreements in connection therewith, (B) issue the Holdings Notes, the gross proceeds of which will be up to $100.0 million, (C) form a new Subsidiary to act as co-issuer of the Holdings Notes, (D) engage in any activities incidental to the issuance of the Holdings Notes and (E) utilize a distribution of a portion of the proceeds of the New Term Loans to effect the Tender Offer and the Repurchase.
     6.15. Amendments or Waivers of Certain Related Agreements, Tender Offer Documents and Constitutive Documents. (a) No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement (other than the Senior Subordinated Notes Documents) after the Closing Date or any Tender Offer Document after the Fourth Amendment Effective Date, and (b) no Credit Party shall nor shall it permit any of its Subsidiaries to amend, modify or change its constitutive documents, or any agreement (or enter into any new agreement) with respect to its capital stock (including any shareholders’ agreement), other than any amendments, restatements, supplements, modifications, agreements or changes pursuant to this Section 6.15 or any such new agreements pursuant to Section 6.15(b) that do not materially adversely affect the interests of the Lenders (it being acknowledged that the extension of the Tender Offer shall not materially adversely affect the interests of the Lenders).
     6.16. Amendments or Waivers of with respect to Subordinated Indebtedness. Except as permitted in Section 6.1(c), no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof to earlier dates, or change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to provide terms materially less favorable, when taken as a whole, to Company and its Subsidiaries, the Agents or Lenders than those previously in effect.
     6.17. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.
SECTION 7. GUARANTY
     7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
     7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
     7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
     7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
          (a) this Guaranty is a guaranty of payment when due and not of collectability;
          (b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;
          (c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
          (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and
          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

     7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     7.7. Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     7.9. Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     7.10. Financial Condition of Company and Guarantors. Any Credit Extension may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company or any other Guarantor at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company or any other Guarantor. Each Guarantor has adequate means to obtain information from Company and each other Guarantor on a continuing basis concerning the financial condition of Company and the other Guarantors and their respective abilities to perform their respective obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and the other Guarantors and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company and any other Guarantor now known or hereafter known by any Beneficiary.
     7.11. Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other

Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
     7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.
SECTION 8. EVENTS OF DEFAULT
     8.1. Events of Default. If any one or more of the following conditions or events shall occur:
          (a) Failure to Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five (5) days after the date due; or
          (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $10,000,000 or more or with an aggregate principal amount of $15,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of, or any other event with respect to, (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach, default or event is immediately to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable, prepayable or defeasible), or to require the prepayment, redemption, repurchase or defeasance of, or to cause Holdings or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease that Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
          (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(e), Section 5.2 (with respect to the existence of Holdings and Company) or Section 6; or
          (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
          (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other provision of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after receipt by Company of notice from Administrative Agent or any Lender of such default; or
          (f) Involuntary Bankruptcy; Appointment of Receiver, etc.. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, etc.. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors;

or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
          (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $10,000,000 or (ii) in the aggregate at any time an amount in excess of $15,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than five days prior to the date of any proposed sale thereunder); or
          (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
          (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or
          (k) Change of Control. A Change of Control shall occur; or
          (l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(iv) or Section 2.4(e); (C) the Lead Arrangers may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Company to pay (and Company hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g)), to pay) to Administrative Agent such additional amounts of cash, to be held as security for Company’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.
SECTION 9. AGENTS
     9.1. Appointment of Agents. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. GSCP and UBSS are hereby appointed joint Lead Arrangers hereunder, and each Lender hereby authorizes Lead Arrangers to act as its agent in accordance with the terms hereof and the other Credit Documents. UBS is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Morgan Stanley, CS and GECC are hereby appointed Documentation Agents hereunder, and each Lender hereby authorizes Documentation Agents to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of Syndication Agent and Documentation Agents, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither GSCP, in its capacity as Syndication Agent, nor Morgan Stanley, CS or GECC, in their respective capacities as Documentation Agents, shall have any obligations but shall be entitled to all benefits of this Section 9.
     9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
     9.3. General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
     9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.
     9.5. Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with

Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement and funding its Existing Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
     9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     9.7. Successor Administrative Agent and Swing Line Lender. Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right with the consent of Company (which consent shall only be required at any time an Event of Default is not in existence, and such consent shall not be unreasonably witheld or delayed) to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any resignation or removal of Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Administrative Agent or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (c) Company shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.
     9.8. Collateral Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. Each of the Beneficiaries agrees to and acknowledges the provisions set forth in Clause 2 (Covenant to Pay) of the Deed of Pledge of Shares, dated as of December 23, 2003, by Kraton Polymers LLC, as pledgor, to UBS AG, Stamford Branch, as Collateral Agent, with respect to the pledge of certain shares in Kraton Polymers Holdings B.V., a Netherlands private company.
          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent, Lead Arrangers and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Lead Arrangers and Administrative Agent, as applicable, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.
SECTION 10. MISCELLANEOUS

     10.1. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Lead Arranger, Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender, Issuing Bank or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.
     10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent or Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     10.3. Indemnity. In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend, indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. To the extent permitted by applicable law, no Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument or transaction contemplated hereby or thereby, whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Credit Party hereby further grants to Administrative Agent and each Lender a security interest in all Deposit Accounts maintained with Administrative Agent or such Lender as security for the Obligations.
     10.5. Amendments and Waivers.
          (a) Requisite Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
               (i) extend the scheduled final maturity of any Loan or Note;
               (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

               (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date, or postpone the scheduled date of expiration of any Commitment;
               (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder;
               (v) extend the time for payment of any such interest or fees;
               (vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
               (vii) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c) or any provision of this Agreement or any other Credit Document which, by its terms, expressly requires the approval or concurrence of such Lender;
               (viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Existing Term Loan Commitments, the Existing Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;
               (ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or
               (x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document or limit the rights of the Lenders under Section 10.6.
          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
               (i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
               (ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;
               (iii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of the Requisite Lenders, additional extensions of credit may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Existing Term Loan Commitments, the Existing Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;
               (iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may (A) waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered or (B) permit additional extensions of credit to share ratably in any repayment or prepayment pursuant to Section 2.15;
               (v) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank; or
               (vi) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
          (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
     10.6. Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):
               (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Agent; and
               (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee,” except that in the case of assignments of Revolving Loans or Revolving Commitments (other than assignments made by or to GSCP or UBS Loan Finance LLC), such Person shall require the consent of each of Company and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Company, required at any time an Event of Default shall have occurred and then be continuing); provided further, that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $2,500,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.
          (d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $3,500 (except that only one fee shall be payable in the case of contemporaneous assignments to Related Funds) and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.20(c). Notwithstanding anything to the contrary herein or in any assignment agreement, (x) there shall be no processing, recordation or other similar fees payable in connection with any assignment, participation or other transfer of commitments or Loans to or from any of the Lead Arrangers and (y) in the case of an assignment to a person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” of the assigning Lender, such assignment shall be effective between such assigning Lender and such Eligible Assignee immediately without compliance with the conditions for assignment under Sections 10.6(b)-(d), but shall not be effective with respect to any Credit Party, Administrative Agent, any other Agent, any Issuing Bank, any Swing Line Lender or any Lender, and each Credit Party, Administrative Agent, each other Agent, each Issuing Bank, each Swing Line Lender and each Lender shall be entitled to deal solely and directly with such assigning Lender under any such assignment, in each case, until the conditions for assignment under Sections 10.6(b)-(d) have been complied with.
          (e) Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.
          (f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
          (g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
          (h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this

Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.20 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.
          (i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
     10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     10.11. Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING

SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
     10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.17. Confidentiality. Each Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency, self-regulatory organization or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each

Lender shall make reasonable efforts to notify Company of any request by any governmental agency, self-regulatory organization or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and the other Credit Documents and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors, officers, employees and agents to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement and the other Credit Documents but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.
     10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.
     10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.